UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934,

as amended

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

WMIH CORP.

(Name of Registrant as Specified in its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment by filing fee (check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

WMIH CORP.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

April 19, 2016

To Our Stockholders:

On behalf of the board of directors and management of WMIH Corp. (the “Company”), you are cordially invited to attend our 2016 Annual Meeting of Stockholders, which will be held on June 1, 2016, at 11:00 a.m. Eastern Time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, New York 10036. If you plan to attend in person, please arrive at least 30 minutes before the meeting begins in order to check in with security, where you will be asked to present valid picture identification such as a driver’s license or passport. You will find details of the business to be conducted at the meeting in the attached formal Notice of Annual Meeting of Stockholders and Proxy Statement. Our directors and executive officers are expected to be present at the annual meeting.

Among the matters to be acted on at the annual meeting are the (1) election of directors, (2) ratification of the appointment of our independent auditors and (3) advisory vote on named executive officer compensation.

For the reasons set forth in the Proxy Statement, the board of directors recommends that you vote FOR each of the board of directors’ nominees on Proposal 1 and FOR Proposals 2 and 3.

The board of directors has fixed April 7, 2016 as the record date for the annual meeting. Only holders of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting.

We encourage you to attend the annual meeting in person if convenient for you to do so. If you are unable to attend, it is important that your shares be represented and voted at the annual meeting.

Whether or not you expect to attend the annual meeting, please sign and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the Internet by following the instructions on your proxy card or in the Proxy Statement. If you decide to attend the annual meeting, you may, if you wish, revoke the proxy and vote your shares in person.

Sincerely yours,

Eugene I. Davis	William C. Gallagher
Chairman of the Board	Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING TO BE HELD ON JUNE 1, 2016

The Proxy Statement and 2015 Annual Report to Stockholders are available at www.proxyvote.com.

WMIH CORP.

800 Fifth Avenue, Suite 4100

Seattle, Washington 98104

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 1, 2016

To the Stockholders of

WMIH Corp.:

The 2016 annual meeting (the “Annual Meeting”) of the stockholders of WMIH Corp. (the “Company”) will be held on June 1, 2016, at 11:00 a.m. Eastern Time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, New York 10036 for the following purposes:

1.	to elect a board of directors consisting of nine members, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;

2.	to ratify the appointment of Burr Pilger Mayer, Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	to approve, on an advisory basis, compensation of the Company’s named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The board of directors of the Company (the “board of directors”) has fixed the close of business on April 7, 2016 as the record date (the “Record Date”) for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The Proxy Statement, which includes more information about the proposals to be voted on at the Annual Meeting, the proxy card and the 2015 Annual Report to Stockholders accompany this Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting. We are mailing to all of our stockholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of these materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. This process will significantly reduce our costs to print and distribute our proxy materials.

Voting via the Internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-paid return envelope furnished for that purpose, to the extent you have requested a paper copy. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, you are urged to read the accompanying Proxy Statement and then vote your proxy promptly by telephone, via the Internet or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you are the beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. However, in order to vote your shares in person at the Annual Meeting, you must be a stockholder of record on the Record Date or hold a legal proxy from your bank, broker or other holder of record permitting you to vote at the Annual Meeting.

Please do not return the enclosed paper proxy if you are voting via the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 31, 2016. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.	Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 31, 2016. Have your proxy card in hand when you call and then follow the instructions.

Because a majority of the votes entitled to be cast at the meeting must be represented, either in person or by proxy, to constitute a quorum for the conduct of business, your cooperation is much appreciated.

By Order of the Board of Directors:

Charles Edward Smith
Chief Legal Officer and Secretary

Seattle, Washington

April 19, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 1, 2016

The Proxy Statement and 2015 Annual Report to Stockholders are available at www.proxyvote.com.

WMIH CORP.

800 Fifth Avenue, Suite 4100 Seattle, Washington 98104

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 1, 2016

WMIH Corp. is a Delaware corporation. As used in this Proxy Statement, the terms “WMIH,” the “Company,” “we,” “us” and “our” refer to WMIH Corp. and the terms “board of directors” and the “board” refer to the board of directors of WMIH.

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting

Our board of directors is furnishing this Notice of Annual Meeting and Proxy Statement and the enclosed proxy card in connection with the board’s solicitation of proxies for use at the 2016 annual meeting of our stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof. The Annual Meeting will be held on June 1, 2016, at 11:00 a.m. Eastern Time, at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, New York 10036. These proxy materials, form of proxy and the related 2015 Annual Report to Stockholders (which includes our audited financial statements, and the other portions of our 2015 Annual Report on Form 10-K, for the fiscal year ended December 31, 2015), and notice of Internet availability of proxy materials, are first being made available to stockholders on or about April 19, 2016.

We urge you to promptly vote your proxy FOR each of the board’s nominees on Proposal 1, and FOR Proposals 2 and 3, either by telephone, via the Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. If you vote your proxy by telephone, via the Internet, or submit your executed proxy card by mail, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the board’s recommendation set forth in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 1, 2016

The Proxy Statement and 2015 Annual Report to Stockholders are available at www.proxyvote.com

Solicitation and Revocation of Proxies

Shares represented by validly executed proxies will be voted in accordance with instructions contained in the proxies. If no direction is given, proxies will be voted:

•	FOR each of the director nominees selected by the board of directors;

•	FOR ratification of the appointment of Burr Pilger Mayer, Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers.

If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their judgment with respect to such matters. The board of directors has selected the two persons named in the enclosed proxy card to serve as proxies in connection with the Annual Meeting.

Any proxy given by a stockholder may be revoked at any time prior to its use in one of four ways: (1) by execution of a later-dated proxy delivered to WMIH’s Secretary; (2) by a vote in person at the Annual Meeting; (3) by written notice of revocation delivered to WMIH’s Secretary before the Annual Meeting; or (4) by voting again by telephone or via the Internet. Only the latest validly executed proxy that you submit will be counted.

There are no rights of appraisal or similar rights of dissenters with respect to any of the matters to be acted upon at the Annual Meeting.

Purposes of the Annual Meeting

The Annual Meeting has been called for the following purposes:

1.	to elect a board of directors consisting of nine members, each to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualified;

2.	to ratify the appointment of Burr Pilger Mayer, Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	to approve, on an advisory basis, compensation of the Company’s named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Section 2.13 of our Amended and Restated Bylaws (the “Bylaws”), sets forth certain procedures to be followed for introducing business at a stockholders’ meeting. WMIH has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting, or any postponement or adjournment thereof, the persons named in the proxy will vote in accordance with their judgment on such matters in the exercise of their sole discretion.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on April 7, 2016, which is the record date (the “Record Date”) set by the board of directors, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. At the close of business on the Record Date, 206,168,035 shares of our common stock, 1,000,000 shares of our Series A Convertible Preferred Stock and 600,000 shares of our Series B Convertible Preferred Stock were issued and outstanding. For information regarding the ownership of our common stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock by holders of more than five percent of the outstanding shares of WMIH and by our directors and executive officers, see the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement.

Voting; Quorum; Vote Required

At the Annual Meeting, each share of common stock outstanding on the Record Date is entitled to one vote per share, each share of Series A Convertible Preferred Stock outstanding on the Record Date is entitled to one vote per share, on an as-converted basis, and each share of Series B Convertible Preferred Stock is entitled to one vote per share, on an as-converted basis. The holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding on the Record Date are entitled to an aggregate of 10,065,629 and 266,666,667 votes, respectively, at the Annual Meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the Annual Meeting. For purposes of determining whether a quorum exists for the meeting, if you return a proxy and withhold your vote from the election of all directors, your shares will be counted as present.

The vote required to approve the proposals to be considered at the Annual Meeting are as follows:

Proposal 1—Election of Directors. The nine nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. Election of our board of directors is by a plurality of votes. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees.

Proposal 2—Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Burr Pilger Mayer, Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires that the votes cast “FOR” the proposal, in person or by proxy, at the Annual Meeting exceed the votes cast “AGAINST” the proposal at the Annual Meeting. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Proposal 3—Advisory Approval of Compensation of Named Executive Officers. Approval, on an advisory basis, of the compensation of our named executive officers requires that the votes cast “FOR” the proposal, in person or by proxy, at the Annual Meeting exceed the votes cast “AGAINST” the proposal at the Annual Meeting. Although the board of directors will consider the outcome of the vote when making future decisions regarding the compensation of our named executive officers, the results of the vote are not binding on us. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of our named executive officers.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the Annual Meeting for purposes of determining whether a quorum is present. Abstentions have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Abstentions also have no effect on Proposal 2, the ratification of the appointment of our independent registered public accounting firm, or Proposal 3, the advisory approval of compensation of our named executive officers, because approval of each of these proposals requires that votes cast favoring the proposal exceed the votes cast opposing the proposal, and abstentions will not be included in tabulations of votes cast for purposes of determining whether Proposal 2 or Proposal 3 has been approved.

Effect of Broker Non-Votes

If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy that does not include any vote with respect to a particular proposal because the nominee did not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a “discretionary” matter.

Broker non-votes are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but are not counted as votes cast with respect to the matter on which the broker has not voted. Broker non-votes will have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes will have no effect on Proposal 2, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal. Broker non-votes will have no effect on Proposal 3, the advisory approval of compensation of our named executive officers, because approval of each of this proposal requires that votes cast favoring the proposal exceed the votes cast opposing the proposal, and broker non-votes will not be included in tabulations of votes cast for purposes of determining whether Proposal 3 has been approved.

We urge you to provide voting instructions to your broker on all voting items.

Costs of Solicitation

We will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers and employees of WMIH may solicit proxies from stockholders, personally or by telephone, facsimile or e-mail transmission, without receiving any additional remuneration. We have asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of our common stock and will reimburse all such persons for their expenses.

Attendance at Meeting

Only stockholders of record or joint holders as of the close of business on the Record Date or a person holding a valid proxy for the Annual Meeting may attend the meeting. If you are not a stockholder of record but hold shares through a bank, broker or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as a recent account statement or a copy of the voting instruction card provided by your bank, broker or nominee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation (the “Charter”) and Bylaws, which were adopted in connection with our reincorporation on May 11, 2015 to the State of Delaware from the State of Washington (the “Reincorporation”), provide that the number of directors that constitute the entire board shall not be more than eleven, or such greater number as may be determined by the Board. Currently, the number of directors is nine. All nine of our current directors, Eugene I. Davis, Thomas L. Fairfield, William C. Gallagher, Diane B. Glossman, Tagar C. Olson, Paul E. Raether, Michael J. Renoff, Steven D. Scheiwe and Michael L. Willingham, have been recommended for nomination by our Nominating and Corporate Governance Committee and nominated by our board of directors to stand for election or re-election, as the case may be, as directors for an additional one year term to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

If for any reason any of these nominees should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of such substitute nominee as the board in its discretion may recommend. Proxies cannot be voted for more than nine nominees. Directors are re-elected annually to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.

Following a recommendation from our Nominating and Corporate Governance Committee, our Board has determined that each of the following members is an “independent director” under Rule 5605(a)(2) of the Nasdaq listing standards: Eugene I. Davis, Diane B. Glossman, Michael J. Renoff, Steven D. Scheiwe and Michael L. Willingham.

The board of directors recommends each of the following nominees for director:

EUGENE I. DAVIS, (age 61). Mr. Davis is the Chairman of our Board and has served as a director since March 2012. He is the chairman and chief executive officer of PIRINATE Consulting Group, LLC, a privately held consulting firm specializing in turnaround management, merger and acquisition consulting and hostile and friendly takeovers, proxy contests and strategic planning advisory services for domestic and international public and private business entities. Since forming PIRINATE in 1997, Mr. Davis has advised, managed, sold, liquidated and served as a Chief Executive Officer, Chief Restructuring Officer, Director, Committee Chairman and Chairman of the Board of a number of businesses operating in diverse sectors such as telecommunications, automotive, manufacturing, high-technology, medical technologies, metals, energy, financial services, consumer products and services, import-export, mining and transportation and logistics. Previously, Mr. Davis served as President, Vice Chairman and Director of Emerson Radio Corporation and Chief Executive Officer and Vice Chairman of Sport Supply Group, Inc. He began his career as an attorney and international negotiator with Exxon Corporation and Standard Oil Company (Indiana) and as a partner in two Texas-based law firms, where he specialized in corporate/securities law, international transactions and restructuring advisory. Mr. Davis holds a bachelor’s degree from Columbia College, a master of international affairs degree (MIA) in international law and organization from the School of International Affairs of Columbia University, and a Juris Doctorate from Columbia University School of Law. Mr. Davis is also a director of the following public companies: HRG Group, Inc., Spectrum Brands, Inc., Genco Shipping and Trading Limited, U.S. Concrete, Inc. and Hercules Offshore, Inc. Mr. Davis is a director of ALST Casino Holdco, LLC, whose common stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but does not publicly trade. During the past five years, Mr. Davis has also been a director of Ambassadors International, Inc., American Commercial Lines Inc., Atlas Air Worldwide Holdings, Inc., Delta Airlines, Dex One Corp., Foamex International Inc., Footstar, Inc., Global Power Equipment Group Inc., Granite Broadcasting Corporation, GSI Group, Inc., Ion Media Networks, Inc., JGWPT Holdings Inc., Knology, Inc., Media General, Inc., Mosaid Technologies,

Inc., Ogelbay Norton Company, Orchid Cellmark, Inc., PRG-Schultz International Inc., Roomstore, Inc., Rural/Metro Corp., SeraCare Life Sciences, Inc., Silicon Graphics International, Smurfit-Stone Container Corporation, Solutia Inc., Spansion, Inc., The Cash Store Financial Services, Inc., Tipperary Corporation, Trump Entertainment Resorts, Inc., Viskase, Inc. (not a public corporation since 2008) and YRC Worldwide, Inc. Mr. Davis chairs the Nominating and Corporate Governance Committee and is a member of the Compensation Committee.

The board has nominated Mr. Davis for election as a director because of his leadership skills and extensive public and private company director experience in a wide range of industries as well as his senior management, operating, corporate governance, strategic planning and mergers and acquisitions experience.

THOMAS L. FAIRFIELD, (age 57). Mr. Fairfield is our President and Chief Operating Officer and has served as a director since May 2015. Mr. Fairfield previously served as a consultant of WMIH since November 21, 2014. Mr. Fairfield currently serves as a member of the board of directors at Bluestem Group Inc. (formerly known as Capmark Financial Group Inc.) (“Capmark”). Mr. Fairfield served as Executive Vice President of Capmark from November 2014 to May 2015. He also served as a consultant for Capmark from May 2015 – September 2015. Mr. Fairfield was Chief Operating Officer of Capmark from February 2011 to November 2014 and Executive Vice President from November 2014 to May 2015. From August 2013 to March 2014, Mr. Fairfield served as a director of The Cash Store Financial Services Inc. From March 2006 to February 2012, Mr. Fairfield served as Executive Vice President, Secretary and General Counsel of Capmark. Prior to joining Capmark, Mr. Fairfield was a partner at the law firm of Reed Smith LLP from September 2005 to March 2006 and prior to that at Paul, Hastings, Janofsky & Walker LLP from February 2000 to August 2005 and LeBoeuf, Lamb, Greene & MacRae, LLP, from January 1991 to February 2000, where his practice focused primarily on general corporate and securities law, mergers and acquisitions, corporate finance and financial services.

The board has nominated Mr. Fairfield for election as a director because of his senior management, operating and leadership experience in his business and legal career, including his experience with mergers and acquisitions, corporate finance, tax and financial services and his experience as a director.

WILLIAM C. GALLAGHER, (age 57). Mr. Gallagher is our Chief Executive Officer and has served as a director since May 2015. Mr. Gallagher previously served as a consultant of WMIH since November 21, 2014. Mr. Gallagher served as an Executive Vice President and member of the board of directors at Capmark from November 2014 until May 2015. Mr. Gallagher served as President and CEO of Capmark from February 2011 to November 2014. He was Executive Vice President and Chief Risk Officer of Capmark from March 2009 to February 2011. Prior to joining Capmark, Mr. Gallagher was the Chief Credit Officer of RBS Greenwich Capital from September 1989 to February 2009. Mr. Gallagher is a member of the Corporate Strategy and Development Committee.

The board has nominated Mr. Gallagher for election as a director because of his senior management, operating and business experience, his leadership skills as a director and chief executive officer and his significant experience with acquisitions and risk management within the financial institutions sector.

DIANE B. GLOSSMAN, (age 60). Ms. Glossman has served as a director since 2012. Ms. Glossman is a retired investment analyst with over 25 years of experience as an analyst and almost 20 years of governance experience on boards. In addition to her service on behalf of WMIH, Ms. Glossman currently serves on the boards of directors of Ambac Assurance Company, Bucks County SPCA, Live Oak Bancshares, QBE North America and Powa Technologies Group Ltd. and the advisory board of Barclays US. Previously, Ms. Glossman served on the board of directors of A.M. Todd Company from 1998 to July 2011, and as an independent trustee on State Street Global Advisors mutual fund board from October 2009 to April 2011. Ms. Glossman is a member of the Compensation Committee and Nominating and Corporate Governance Committee.

The board has nominated Ms. Glossman for election as a director because of her high level of financial literacy and business experience as an investment analyst, reviewing and forecasting performance for companies in various industries, particularly in the financial services industry and her experience as a director.

TAGAR C. OLSON, (age 38). Mr. Olson has served as a director since May 2015, appointed by KKR Fund, and served as an observer to the board from March 13, 2014 until becoming a director. Mr. Olson is a Member of Kohlberg Kravis Roberts & Co. L.P. (“KKR”). He joined KKR in 2002, and he currently serves as head of KKR’s financial services industry team and as a member of the Investment Committee within KKR’s Private Equity platform. Mr. Olson currently serves on the boards of directors of Alliant Insurance Services, First Data Corporation, Privilege Underwriters (PURE) and Sedgwick, Inc. He has played a significant role in many of KKR’s other investments in the financial services sector over the past decade, including Latitude Financial, Legg Mason, Nephila and Santander Consumer USA. Prior to joining KKR, Mr. Olson was with Evercore Partners Inc. starting in 1999, where he was involved in a number of private equity transactions and mergers and acquisitions. Mr. Olson holds a B.S. and B.A.S., summa cum laude, from the University of Pennsylvania. He is a member of the Board of Overseers at NYU Langone Medical Center. Mr. Olson chairs the Corporate Strategy and Development Committee.

The board has nominated Mr. Olson for election as a director because of his extensive experience in corporate financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries and his experience in identifying potential merger and acquisition candidates.

PAUL E. RAETHER, (age 69). Mr. Raether has served as a director since May 2015, appointed by KKR Fund. Mr. Raether is a member of KKR. He joined KKR in 1980 and serves on KKR’s three regional Portfolio Management Committees. Mr. Raether also serves as a member of the Private Markets Valuation and Firm Management Committees. Mr. Raether also serves on the board of directors of Brightview and Toys“R”Us, Inc., two other KKR portfolio companies. He has played a significant role in numerous portfolio companies including Beatrice Companies, Cole National Corporation, Duracell, Fleet/Bank of New England, IDEX Corporation, KSL Recreation, Masonite International, PT Components, Randall’s Food Markets, RJR Nabisco, Seaman Furniture, Shoppers Drug Mart, Stop & Shop Companies, Storer Communications, Inc., Walter Industries and Wometco Enterprises. Prior to joining KKR, Mr. Raether served as an officer in the United States Navy and started his professional career in the Corporate Finance Department of Reynolds Securities. Previously, he was a Vice President in the Corporate Finance Department of Blyth Eastman Dillon & Company. He obtained a B.A. from Trinity College and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. Mr. Raether serves as a director or trustee for several educational and non-profit institutions. He recently retired from the Board of Trinity College in Hartford, CT, after 25 years of service including the last 12 years as Chairman. He also serves as a Trustee of the Board of Overseers of the Tuck School of Business at Dartmouth College and the U.S. Ski and Snowboard Foundation. Mr. Raether is the President of the Institute for Sports Medicine Research in New York.

The board has nominated Mr. Raether for election as a director because of his extensive experience in financings, mergers, acquisitions, investments and strategic transactions, his relationships in the investment banking and private equity industries, his experience in identifying potential merger and acquisition candidates and his experience as a director.

MICHAEL J. RENOFF, (age 41). Mr. Renoff has served as a director since March 2012. Mr. Renoff has served as Senior Analyst of Old Bell Associates, LLC since 2008. Old Bell Associates, LLC is the investment manager to Scoggin Worldwide Distressed Fund LLC, which owns shares in WMIH. In addition, Old Bell Associates, LLC has an investment management arrangement with Scoggin Capital Management II LLC and Scoggin International Fund Ltd., each of which own shares of WMIH. Mr. Renoff is a member of the Audit Committee and the Corporate Strategy and Development Committee.

The board has nominated Mr. Renoff for election as a director because of his high level of financial literacy, his qualifications as a chartered financial analyst, his over 15 years of investment experience in the financial services industry and his experience as a director.

STEVEN D. SCHEIWE, (age 55). Mr. Scheiwe has served as a director since March 2012. Since 2001 Mr. Scheiwe has been President of Ontrac Advisors, Inc., which offers analysis and management services to private equity groups, privately held companies and funds managing distressed corporate debt issues. Mr. Scheiwe also serves on the board of directors of Hancock Fabrics, Inc., and Alliance Semiconductor Corp. During the last five years he has also served on the board of directors of FiberTower Corporation, Primus Telecommunications Group, Inc., Mississippi Phosphates Corporation and Inner City Media Corporation. Mr. Scheiwe chairs the Compensation Committee and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

The board has nominated Mr. Scheiwe for election as a director because of his high level of financial literacy, broad experience serving as a board member of public and private companies, his experience in mergers, acquisitions and financing, his experience serving on compensation committees and his qualification as an “audit committee financial expert.”

MICHAEL L. WILLINGHAM, (age 45). Mr. Willingham has served as a director since March 2012. Since June 2002, Mr. Willingham has been a principal at Willingham Services, which provides consulting advice for a diverse portfolio of clients and constituencies regarding strategic considerations involving complex litigation across a variety of industries, including energy, financial services and varying wholesale/retail products. Mr. Willingham is a member of the Trust Advisory Board and Litigation Subcommittee of WMI Liquidating Trust (the “Trust”). Mr. Willingham chairs the Audit Committee and is a member of the Compensation Committee.

The board has nominated Mr. Willingham for election as a director because of his high level of financial literacy, his experience in recovering significant value for stockholders, estates and creditors in various bankruptcy cases, his experience negotiating complex financial instruments, including hedging derivatives and credit agreements, and his experience as a director.

Director Relationships

KKR Fund Holdings L.P. and certain affiliates, collectively (“KKR Fund”) is party to that certain Investor Rights Agreement, dated as of January 30, 2014 (the “Investor Rights Agreement”), between us and KKR Fund. Pursuant to the Investor Rights Agreement and as a result of the increase of the size of our board from seven to nine in May 2015, for so long as KKR Fund owns, in the aggregate, at least 50% of our Series A Convertible Preferred Stock issued as of January 30, 2014 (or the underlying common stock), KKR Fund will have the right to appoint two of the nine directors that currently comprise our board. Pursuant to the Investor Rights Agreement, Mr. Olson and Mr. Raether were nominated by KKR Fund and appointed as directors, effective as of May 12, 2015, to fill the vacancies created by the resignations of two of our directors and the increase of the size of our board.

Mr. Willingham is a current member of the Trust Advisory Board and the Litigation Subcommittee of the Trust. Mr. Willingham was selected by the Trust’s Equity Committee to serve on the Litigation Subcommittee, which committee is responsible for the prosecution of certain claims by the Trust. The Trust is not considered an “affiliate” of the Company. However, according to the disclosures by the Trust in its Quarterly Summary Report for the period ended December 31, 2015 and filed under cover of Form 8-K with the Securities and Exchange Commission (the “SEC”) on January 26, 2016, the Trust (either directly or through the “Disputed Claim Reserve”) holds an aggregate of $474,061.00 of outstanding 13% Senior Second Lien Notes Due 2030 (the “Runoff Notes”), including interest accrued thereon, issued by the Company in connection with the Bankruptcy Plan, under an Indenture dated as of March 19, 2012 between WMIH and Law Debenture Trust Company of

New York (the “Indenture”). To avoid any potential conflict, the Trust’s governance procedures require Mr. Willingham to recuse himself from any decision of the Trust Advisory Board that relates to matters involving WMIH. Any applicable related party transactions that arise during the life of the Trust will be elevated to the Trust Advisory Board, as required, for further consideration.

The board of directors unanimously recommends that you vote FOR the election of each of the foregoing nominees for director.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Burr Pilger Mayer, Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Although the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm is not required to be submitted to a vote of the stockholders by our charter documents or applicable law, the board has decided to ask the stockholders to ratify the appointment. If the stockholders do not ratify the appointment of Burr Pilger Mayer, Inc., the board of directors will ask the Audit Committee to reconsider its selection, but there can be no assurance that a different selection will be made.

For more information regarding our independent registered public accounting firm, see the “Matters Relating to Our Auditors” section of this Proxy Statement.

The board of directors unanimously recommends that you vote FOR ratification of the appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL 3

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are asking stockholders to approve an advisory (non-binding) resolution on our named executive officer compensation as disclosed in this Proxy Statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement, our Compensation Committee has structured our executive compensation program in a way that it believes will attract and retain highly qualified executive officers. Our Compensation Committee and board of directors believe that the compensation policies and procedures articulated in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our goals.

We urge stockholders to read the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis” that discusses our named executive officer compensation for fiscal year 2015 in more detail, as well as the “2015 Summary Compensation Table” and other related compensation tables, notes and narrative, which provide detailed information on the compensation of our named executive officers.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we are asking stockholders to approve the following resolution at the Annual Meeting:

RESOLVED, that the stockholders of WMIH Corp. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

Although this proposal, commonly referred to as a “say-on-pay” vote, is an advisory vote that will not be binding on our board of directors or Compensation Committee, the board of directors and Compensation Committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs.

The board of directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers.

COMMITTEES AND MEETINGS OF THE BOARD

During the fiscal year ended December 31, 2015, the board of directors held sixteen (16) meetings. The board of directors has established four standing committees: an Audit Committee, Compensation Committee, Corporate Strategy and Development Committee and Nominating and Corporate Governance Committee. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal year 2015 (or such portion of the year during which such director served on the board of directors).

In March 2016, the board of directors, following a recommendation by the Company’s Nominating and Corporate Governance Committee, adopted a policy with respect to board member attendance at annual stockholder meetings. In accordance with the newly adopted policy, the board encourages all directors to make attendance at the Annual Meeting a priority. Last year, all directors who were members of the board at the time of the annual meeting (other than Timothy Graham and Mark Holliday) were in attendance at the annual meeting of stockholders.

Audit Committee

WMIH has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is governed by a written charter, a current copy of which is available on our website at www.wmih-corp.com. The Audit Committee held four (4) meetings during the fiscal year ended December 31, 2015.

Michael L. Willingham (Chair), Michael J. Renoff and Steven D. Scheiwe, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the NASDAQ listing standards and rules adopted by the SEC, are the current members of the Audit Committee. The board of directors has determined that each member is qualified to be an “audit committee financial expert” as defined in the SEC’s rules.

The Audit Committee’s duties and responsibilities include: (a) selection, retention, compensation, evaluation, replacement and oversight of our independent registered public accounting firm, including resolution of disagreements between management and the independent auditors regarding financial reporting; (b) establishment of policies and procedures for the review and pre-approval of all audit services and permissible non-audit services to be performed by our independent registered public accounting firm; (c) review and discuss with management and the independent auditors the annual audited financial statements (including the report of the independent auditor thereon) or quarterly unaudited financial statements contained in our periodic reports with the SEC; (d) obtain and review a report from the independent registered public accounting firm describing our internal quality control procedures; (e) periodic assessment of our accounting practices and policies and risk and risk management; (f) review policies and procedures with respect to transactions between us and related-persons and review and approve those related-person transactions that would be disclosed pursuant to SEC Regulation S-K, Item 404; (g) establishment of procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters, in each case, pursuant to and to the extent required by laws, rules and regulations applicable to us; and (h) oversight of the code of ethics for senior financial officers and development and monitoring of compliance with the code of conduct applicable to our directors, officers and employees, in each case, pursuant to and to the extent required by laws, rules and regulations applicable to us.

Compensation Committee

The members of the Compensation Committee are Steven D. Scheiwe (Chair), Eugene I. Davis, Diane B. Glossman and Michael L. Willingham, each of whom is an “independent director” as defined in Rule 5605(a)(2)

of the NASDAQ listing standards. The Compensation Committee is governed by a written charter, a current copy of which is available on our website at www.wmih-corp.com. During the fiscal year ended December 31, 2015, the Compensation Committee held two (2) meetings and otherwise elected to act on other business via unanimous written consent, as contemplated by its charter.

Responsibilities and Processes of Compensation Committee. The board of directors has delegated to the Compensation Committee responsibility for considering and approving the compensation programs and awards for all of our executive officers, including the named executive officers identified in the 2015 Summary Compensation Table. The Compensation Committee consists entirely of independent, non-employee directors. The Compensation Committee is responsible for: (a) reviewing our overall compensation philosophy and related compensation and benefit policies, programs and practices; (b) reviewing and approving goals and objectives relevant to compensation of the Chief Executive Officer, the Chief Financial Officer and other executive officers; (c) reviewing and recommending equity compensation plans; (d) overseeing and reviewing the non-employee director compensation program; (e) reviewing and discussing with our management the compensation discussion and analysis, if required by the Exchange Act and recommending it to the board of directors, if appropriate, for inclusion in our Proxy Statement; and (f) monitoring compliance with applicable laws governing executive compensation.

Role of Executive Officers. We have four executive officers: (a) William C. Gallagher, our Chief Executive Officer; (b) Thomas L. Fairfield, our President and Chief Operating Officer; (c) Charles Edward Smith, our Executive Vice President, Chief Legal Officer and Secretary; and (d) Timothy F. Jaeger, our Senior Vice President, Interim Chief Financial Officer and Interim Chief Accounting Officer. In addition, Mr. Smith is an employee of the Trust, serving as its Executive Vice President, General Counsel and Secretary.

Mr. Gallagher’s service as Chief Executive Officer is governed by an employment agreement, effective as of May 25, 2015 (the “Gallagher Employment Agreement”). The initial term of the Gallagher Employment Agreement is three years. Under the Gallagher Employment Agreement, Mr. Gallagher receives an annual base salary equal to $500,000, subject to applicable withholding taxes. In the event that Mr. Gallagher’s employment is terminated by us without “Cause” or due to Mr. Gallagher’s resignation for “Good Reason” prior to a “Qualifying Acquisition” (as such terms are defined in the Gallagher Employment Agreement), subject to Mr. Gallagher’s execution of a release of claims in favor of us, we will provide Mr. Gallagher with severance in an amount equal to $250,000. Mr. Gallagher will not receive any severance payment if such termination occurs following a Qualifying Acquisition. Upon the consummation of a Qualifying Acquisition, we and Mr. Gallagher will enter into a restrictive covenants agreement containing customary terms and conditions, including twelve-month post-termination non-competition and non-solicitation covenants.

Mr. Fairfield’s service as our President and Chief Operating Officer is governed by an employment agreement, effective as of May 15, 2015 (the “Fairfield Employment Agreement”). The initial term of the Fairfield Employment Agreement is three years. Under the Fairfield Employment Agreement, Mr. Fairfield receives an annual base salary equal to $500,000, subject to applicable withholding taxes. In the event that Mr. Fairfield’s employment is terminated by us without “Cause” or due to Mr. Fairfield’s resignation for “Good Reason” prior to a “Qualifying Acquisition” (as such terms are defined in the Fairfield Employment Agreement), subject to Mr. Fairfield’s execution of a release of claims in favor of us, we will provide Mr. Fairfield with severance in an amount equal to $250,000. Mr. Fairfield will not receive any severance payment if such termination occurs following a Qualifying Acquisition. Upon the consummation of a Qualifying Acquisition, the Company and Mr. Fairfield will enter into a restrictive covenants agreement containing customary terms and conditions, including twelve-month post-termination non-competition and non-solicitation covenants.

Mr. Smith provides services to the Company under the Transition Services Agreement, dated March 22, 2012, by and between the Company and the Trust (as amended, the “Transition Services Agreement”), under which Mr. Smith provides certain designated services to us. Pursuant to the Transition Services Agreement, we have agreed to reimburse the Trust at a fixed rate per hour in exchange for Mr. Smith’s services as one of the Company’s executives.

Mr. Jaeger provides services to us under a non-exclusive arrangement pursuant to an Engagement Agreement, effective May 28, 2012 (as amended, the “Engagement Agreement”), entered into by and between us and CXO Consulting Group, LLC (“CXOC”), under which Mr. Jaeger acts as our Interim Chief Accounting Officer and Interim Chief Financial Officer.

Subject to the terms of these agreements, the executive officers are elected by and serve at the discretion of the Company’s board of directors. Mr. Gallagher and Mr. Fairfield negotiated their respective compensation arrangements with the Messrs. Scheiwe and Smith, on behalf of the Company, and such arrangements were approved by Compensation Committee and the board of directors. Mr. Smith, on behalf of the Trust, and Mr. Jaeger, on behalf of CXOC, negotiated their respective reimbursement or compensation arrangements (as the case may be) with Mr. Willingham when he served as chairman of the board, and such arrangements were approved by the Compensation Committee and the board of directors.

Corporate Strategy and Development Committee

The members of the Corporate Strategy and Development Committee (the “CS&D Committee”) are Tagar C. Olson (Chair), William C. Gallagher and Michael J. Renoff. In general, all directors are invited to attend meetings of the CS&D Committee. The CS&D Committee is governed by a written charter, a current copy of which is available on our website at www.wmih-corp.com. The purpose of the CS&D Committee is to support the board of directors with the identification, review and assessment of potential acquisitions and strategic or business investment opportunities. During the fiscal year ended December 31, 2015, the CS&D Committee held at least fourteen (14) formal and informal meetings and is actively engaged in pursuing acquisition opportunities for the Company.

Pursuant to its purpose, the CS&D Committee works to develop our acquisition strategy and to identify, consider and evaluate potential mergers, acquisitions, business combinations and other strategic opportunities, including collecting and analyzing information regarding potential target companies, determining the valuation of potential target companies and advising on capital-raising, if needed, to fund our external growth strategy. In connection with and in addition to the foregoing, the CS&D Committee may explore various financing alternatives to fund our external growth strategy, including improving our capital structure, which may include increasing, reducing and/or refinancing debt; pursuing capital raising activities, such as the issuance of new preferred or common equity and/or a rights offering to our existing stockholders, launching an exchange offer, and pursuing other transactions involving our outstanding securities. There can be no assurance that any transaction will occur or, if so, on what terms.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Eugene I. Davis (Chair), Diane B. Glossman and Steven D. Schiewe, each of whom is an “independent director” as defined in Rule 5605(a)(2) of the NASDAQ listing standards. Mr. Schiewe joined the Nominating and Corporate Governance Committee in March 2016; prior to that time, Tagar Olson served as a member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is governed by a written charter, a current copy of which is available on our website at www.wmih-corp.com. During the fiscal year ended December 31, 2015, the Nominating and Corporate Governance Committee held at least two (2) meetings.

The functions of the Nominating and Corporate Governance Committee are to carry out the duties and responsibilities delegated by the board relating to our director nominations process, oversight of the evaluation of directors and development and maintenance of our corporate governance principles and policies. The committee is authorized by its charter to engage its own advisors. Our board is responsible for nominating members for election to our board and for filling vacancies on the board that may occur between annual meetings of stockholders. The committee is responsible for identifying, screening and recommending to our board candidates for board membership. The committee recommended to the board the nomination of the candidates reflected in Proposal 1.

Nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the board at the time. Nominees should also be willing to devote adequate time and effort to board responsibilities. The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the board. The committee will consider stockholder recommendations for candidates to serve on the board. Candidates suggested by stockholders will be evaluated by the same criteria and process as candidates from other sources. Formal nomination of candidates by stockholders requires compliance with Section 2.13 of the Bylaws, including sending timely notice of the candidate’s name, biographical information, and qualifications, and certain information regarding the stockholder making the nomination, to the Secretary of the Company at WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. In order for a notice of stockholder nomination to be considered timely, a stockholder must deliver the notice to the Secretary at our principal executive offices no later than 90 calendar days and no earlier than 120 calendar days prior to the one-year anniversary of the date on which the Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting of stockholders; provided, however, if the annual meeting of stockholders is convened more than 30 days prior to the anniversary of the preceding year’s annual meeting or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting or if no annual meeting was held in the preceding year, the notice by the stockholder must be received not later than the close of business on the later of the 90th calendar day before such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. There is otherwise no formal process prescribed for identifying and evaluating nominees, including no formal diversity policy.

Committee Membership at April 7, 2016

Name	Audit Committee	Compensation Committee	Corporate Strategy and Development Committee	Nominating and Corporate Governance Committee
Eugene I. Davis	—	Member	—	Chair
Thomas L. Fairfield	—	—	—	—
William C. Gallagher	—	—	Member	—
Diane B. Glossman	—	Member	—	Member
Tagar C. Olson	—	—	Chair	—
Paul E. Raether	—	—	—	—
Michael J. Renoff	Member	—	Member	—
Steven D. Scheiwe	Member	Chair	—	Member
Michael L. Willingham	Chair	Member	—	—

RISK MANAGEMENT

We have developed and maintain processes to manage risk in its operations. The board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The board of directors executes its oversight role directly and through its various committees. The Audit Committee has principal responsibility for implementing the board’s risk management oversight role. The Audit Committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of our code of conduct and code of ethics. Any waivers of the codes for executive officers and directors must be submitted to the Chair of the Audit Committee and may be made only by the board. The Audit Committee monitors certain key risks, such as risk associated with internal control over financial reporting, liquidity risk and risks associated with potential business acquisitions, in addition to assessing the risks in our proposed financing or investments. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full board of directors reviews strategic and operational risk in the context of reports from the management team and the board committees.

LEADERSHIP STRUCTURE

The positions of Chairman of the Board and Chief Executive Officer have been held by two different individuals. The board has determined that Mr. Davis, who is presently serving as Chairman of the Board, is independent under NASDAQ listing standards. The board believes that this structure is appropriate for the Company at this time. Except for our CS&D Committee, on which Mr. Gallagher, our Chief Executive Officer serves, each of our board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session on a regular basis without management present.

CODE OF ETHICS

We have adopted a code of ethics which is applicable to our board of directors and our officers, including our chief executive officer, president, chief financial officer, principal accounting officer and controller. The code of ethics focuses on honest and ethical conduct, the adequacy of disclosure in our financial reports, and compliance with applicable laws and regulations. A current copy of the code of ethics is available on our website at www.wmih-corp.com, and is administered by the Audit Committee.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Communications by stockholders to the board of directors should be sent to the attention of the Chairman of the Board, in care of Charles Edward Smith, Chief Legal Officer and Secretary, WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. Such communications will be forwarded unopened to the individual serving as Chairman of the Board, who will be responsible for responding to or forwarding such communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chairman of the Board determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2015

2015 Director Compensation Table

The following table summarizes information regarding director compensation for the non-employee directors of the Company during the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Eugene I. Davis	153,902	100,000	253,902
Diane B. Glossman	111,813	100,000	211,813
Tagar C. Olson	—	—	—
Paul E. Raether	—	—	—
Michael J. Renoff	116,374	100,000	216,374
Steven D. Scheiwe	122,500	100,000	222,500
Michael L. Willingham	152,280	100,000	252,280
Timothy R. Graham (former director)	52,500	100,000	152,500
Mark E. Holliday (former director)	65,000	100,000	165,000

(1)	On April 28, 2015, Mr. Davis, Ms. Glossman, Mr. Renoff, Mr. Scheiwe, Mr. Willingham each received a grant of 38,462 shares of restricted stock, with each such grant having a fair market value of $2.60 per share as of the grant date. The shares of restricted stock vest over a period of three years, with one-third of each grant vesting on March 19, 2016, 2017 and 2018, respectively. Mr. Graham and Mr. Holliday also each received a grant of 38,462 shares of restricted stock; however, both Mr. Graham and Mr. Holliday resigned from the board, effective as of May 11, 2015, and, by recommendation by the Compensation Committee and approval by the Board, all restricted, unvested shares of stock held by Messrs. Graham and Holliday on that date vested. Additionally, neither Mr. Olson nor Mr. Raether, who were appointed to the board subsequent to the grant date, received any compensation for their service, including shares of restricted stock.

Narrative to Director Compensation Table

Director compensation has three components: (1) annual cash retainer for board service; (2) annual cash retainers based on committee chair positions and committee membership; and (3) annual and special restricted stock grants. The annual cash retainer for board service was $100,000. Annual retainers for committee or chair service include: (i) $10,000 for each non-Chair member of the Audit Committee; (ii) $10,000 for each non-Chair member of the Corporate Strategy and Development Committee; (iii) $5,000 for each non-Chair member of the Compensation Committee; (iv) $5,000 for each non-Chair member of the Nominating and Corporate Governance Committee; (v) $50,000 for being Chairman of the Board; (vi) $25,000 for the Audit Committee Chair; (vii) $25,000 for the Corporate Strategy and Development Committee Chair; (viii) $12,500 for the Compensation Committee Chair and (ix) $12,500 for the Nominating and Corporate Governance Committee Chair. All retainers were paid in quarterly installments, in advance, on the last day of the prior quarter. We also reimburse directors for their travel expenses for each meeting attended in person; however, reimbursement amounts are not included in the totals above.

In 2013, our board, upon recommendation of the Compensation Committee, adopted a policy that the annual restricted stock grant to directors will, subject to availability of sufficient shares reserved under the Company’s 2012 Long-Term Stock Incentive Plan, as amended (the “2012 Plan”), be automatically granted without any further action by the Compensation Committee or board to each outside director elected by the stockholders to serve another term on the day of our annual meeting of stockholders, at a stock price equal to the closing price of our common stock as quoted on the exchange on which our shares of common stock trade on the grant date. Generally, grants of restricted stock to our directors vest in three equal installments on March 19 of each year over a three year period, subject to continued service as a director through the vesting dates. On April 28, 2015, Mr. Davis, Ms. Glossman, Mr. Renoff, Mr. Scheiwe and Mr. Willingham received an annual restricted stock grant pursuant to the 2012 Plan. The value of the restricted stock grant was based on an annual value of

$100,000, and the trading closing value as of the grant date was $2.60 per share, resulting in a grant of 38,462 shares per director. The 2015 restricted stock grant will be fully vested on March 19, 2018. The shares also immediately vest in the event of a “Change of Control,” as defined in the 2012 Plan. On April 28, 2015, Mr. Graham and Mr. Holliday also received an annual restricted stock grant of 38,462 shares per director. Messrs. Graham and Holliday resigned from our board effective upon consummation of the Reincorporation. In connection with such resignations, and in recognition of their service on our board, the Compensation Committee recommended, and the board approved, accelerating the vesting dates applicable to any shares of restricted stock that each of Mr. Graham and Mr. Holliday held on the effective date of their resignations. In addition, Messrs. Olson and Raether have not received any cash or equity compensation since joining our board.

Directors are subject to stock ownership guidelines that require each director to, at all times during service on the board, hold shares of our common stock equal to 50% of the aggregate number of shares awarded to the director as director compensation and that have vested. To monitor the guidelines, board members are not permitted to sell our shares without Compensation Committee approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership Table

The following table sets forth as of April 7, 2016 (or such other time as indicated in the footnotes to this table) certain information regarding the beneficial ownership of our common stock and preferred stock by each person, or group of affiliated persons, known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock or preferred stock or other significant beneficial owner.

	Shares Beneficially Owned
Name and Address	Common Stock(1)		% of Class Owned(1)	Series A Convertible Preferred Stock		% of Class Owned	Series B Convertible Preferred Stock		% of Class Owned(2)	Voting Power %(3)

Appaloosa Investment Limited Partnership I	4,406,231	(4)	2.1%	—		—	24,067	(5)	4.0%	2.8%
Palomino Fund Ltd.	6,612,004	(4)	3.2%	—		—	24,067	(5)	4.0%	3.2%
Thoroughbred Fund L.P.	2,920,893	(4)	1.4%	—		—	18,067	(5)	3.0%	2.0%
Thoroughbred Master Ltd.	2,963,337	(4)	1.4%	—		—	18,068	(5)	3.0%	2.0%
Greywolf Capital Partners II LP	3,161,664	(6)	1.5%	—		—	—		—	0.6%
Greywolf Event Driven Master Fund	5,394,255	(6)	2.6%	—		—	—		—	1.0%
Greywolf Overseas Intermediate Fund	1,305,894	(6)	0.6%	—		—	—		—	0.2%
Greywolf Structured Products Master Fund, Ltd.	2,818,564	(6)	1.4%	—		—	—		—	0.5%
Greywolf Opportunities Fund II, LP	2,916,510	(6)	1.4%	—		—	14,933	(7)	2.5%	1.8%
Greywolf Strategic Master Fund SPC, Ltd.—MSP1	—		—	—		—	38,577	(7)	6.4%	3.2%
GCP Europe S.á.r.l.	—		—	—		—	30,221	(8)	5.0%	2.5%
Serengeti Multi-Series Master LLC Series E	—		—	—		—	15,000	(9)	2.5%	1.2%
Serengeti Opportunities MM L.P.	1,280,000	(9)	0.6%	—		—	15,000	(9)	2.5%	1.5%
Rapax OC Master Fund, Ltd.	470,000	(9)	0.2%	—		—	10,000	(9)	1.7%	1.0%
Howard Hughes Medical Institute	—		—	—		—	20,000	(9)	3.3%	1.6%
Teacher Retirement System of Texas	—		—	—		—	40,000	(10)	6.7%	3.3%
DDFS Partnership LP	—		—	—		—	40,000	(11)	6.7%	3.3%
KKR Fund Holdings L.P.	71,465,629	(12)	25.7%	1,000,000	(12)	100.0%	—		—	13.1%
KKR Wand Investors L.P.	—		—	—		—	200,000	(12)(13)	33.3%	16.3%

(1)	Percentages have been calculated based on 206,168,035 shares of our common stock and 1,000,000 shares of our Series A Convertible Preferred Stock issued and outstanding as of April 7, 2016, except the percentage for KKR Fund with respect to common stock has been calculated assuming the conversion of the Series A Convertible Preferred Stock and exercise of the warrants owned by KKR Fund. Does not reflect mandatory conversion of the Series B Convertible Preferred Stock issued on January 5, 2015 because the Series B Convertible Preferred Stock is not convertible at the option of the holders.

(2)	Percentages have been calculated based on 600,000 shares of our Series B Convertible Preferred Stock issued and outstanding as of April 7, 2016.

(3)	Based on the total amount of shares of common stock issued and outstanding as of April 7, 2016, calculated (i) assuming the exercise of the outstanding warrants, (ii) assuming the conversion of the Series A Convertible Preferred Stock, and (iii) assuming the conversion of the Series B Convertible Preferred Stock using the Initial Conversion Price.

(4)

This information as to beneficial ownership is based on an Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2016 by and on behalf of Appaloosa Investment Limited Partnership I (“AILP”), Palomino Fund Ltd. (“Palomino”), Appaloosa Management L.P. (“AMLP”), Thoroughbred Fund L.P. (“TFLP”), Thoroughbred Master Ltd. (“TML”), Appaloosa Partners Inc. (“API”) and David A. Tepper (“Mr. Tepper”). As of December 31, 2015: (i) AMLP was the general partner of AILP and TFLP and served as investment advisor to AILP, Palomino, TFLP and TML; (ii) API was the general partner of, and (iii) Mr. Tepper owned a majority of the limited partnership interest in, AMLP and Mr. Tepper is the sole stockholder and president of API. According to the Amendment No. 1 to Schedule 13G, each of these persons has shared voting and dispositive power. AMLP, API and Mr. Tepper each may be deemed to beneficially own 16,902,465 shares of common stock, or 8.2% of the common stock. As of January 1, 2016, the business address of

AILP and Palomino is 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078. As of January 1, 2016, the business address of AMLP, TFLP, TML, API and Mr. Tepper is c/o Appaloosa Management L.P., 404 Washington Avenue, Suite 810, Miami, Florida 33139.

(5)	This information as to beneficial ownership is based on a questionnaire completed on October 22, 2015 by and on behalf of AILP, Palomino, TFLP and TML.

(6)	This information as to beneficial ownership is based on a Schedule 13G/A filed by Greywolf Capital Management LP (“GCMLP”) with the SEC on February 16, 2016. The Schedule 13G/A was filed by and on behalf of Greywolf Capital Partners II LP (“GCP II”), Greywolf Event Driven Master Fund (“GEDMF”), Greywolf Overseas Intermediate Fund (“GOIF”), Greywolf Structured Products Master Fund, Ltd. (“GSPMF”), Greywolf Opportunities Fund II, LP (“GOF II” and together with GCP II, GEDMF, GOIF and GSPMF, the “Greywolf Funds”), Greywolf Advisors LLC (“GALLC”), GCMLP, Greywolf GP LLC and Jonathan Savitz (“Mr. Savitz”). According to the Schedule 13G/A, each of the Greywolf Funds has beneficial ownership of shares of common stock as set forth above as of December 31, 2015. GALLC, as the general partner of GCP II, may be deemed to beneficially own shares held by GCP II. Each of GCMLP, as the investment manager of the Greywolf Funds, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by the Greywolf Funds. Each of GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. Each of the Greywolf Funds, GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz has shared voting and dispositive power. The address for all of these persons other than GEDMF, GOIF and GSPMF is 4 Manhattanville Road, Suite 201, Purchase, NY 10577. The address for GEDMF and GOIF is 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The address for GSPMF is Ugland House, P.O. Box 309, South Church Street, George Town, Grand Cayman KY1-1104.

(7)	This information as to beneficial ownership is based on a questionnaire completed on November 6, 2015 by Greywolf Strategic Master Fund SPC, Ltd. – MSP1 (“Greywolf MSP1”). Greywolf MSP1 is owned approximately 36% by GOIF and approximately 64% by unaffiliated investors. GOIF and certain other funds managed by GCMLP collectively hold an aggregate of 15,596,887 shares of Common Stock. Each of GCMLP, as the investment manager of Greywolf MSP1, GOIF and certain other funds, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by Greywolf MSP1, GOIF and such other funds. Each of GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. The address for Greywolf MSP1 is Ugland House, P.O. Box 309, South Church Street, George Town, Grand Cayman KY1-1104. The address for GOIF is 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The address for GCMLP, Greywolf GP LLC and Mr. Savitz is c/o Greywolf Capital Management LP, 4 Manhattanville Road, Suite 201, Purchase, NY 10577.

(8)	This information as to beneficial ownership is based on a questionnaire completed on November 6, 2015 by GCP Europe SARL (“GCP Europe”). GCP Europe is owned approximately 45% by GOIF and approximately 55% by GCP II and is independently managed. GOIF, GCP II and certain other funds managed by GCMLP collectively hold an aggregate of 15,596,887 shares of Common Stock. GALLC, as the general partner of GCP II, may be deemed to beneficially own shares held by GCP II. Each of GCMLP, as the investment manager of GOIF, GCP II and certain other funds, Greywolf GP LLC, as the general partner of GCMLP, and Mr. Savitz, as the managing member of Greywolf GP LLC, may be deemed to beneficially own, shares held by GOIF, GCP II and such other funds. Each of GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz disclaims any beneficial ownership of such shares. The address for GCP Europe is 21-25, Allee Scheffer, L-2520 Luxembourg. The address for GOIF is 89 Nexus Way, Camana Bay, Grand Cayman KY19007. The address for GCP II, GALLC, GCMLP, Greywolf GP LLC and Mr. Savitz is c/o Greywolf Capital Management LP, 4 Manhattanville Road, Suite 201, Purchase, NY 10577.

(9)	This information as to ownership is based on a questionnaire completed on November 5, 2015 on behalf of Serengeti Multi-Series Master LLC Series E, Serengeti Opportunities MM L.P., Rapax OC Master Fund, Ltd. and Howard Hughes Medical Institute by Serengeti Asset Management LP (“SAM”), as the investment adviser of each of the four entities. The address for each of these entities is c/o Serengeti Asset Management LP, 632 Broadway, 12th Floor, New York, New York, 10012.

(10)	This information as to ownership is based on a questionnaire completed on October 5, 2015 on behalf of Teacher Retirement System of Texas. The address for Teacher Retirement System of Texas is 1000 Red River Street, Austin, Texas 78701.

(11)	This information as to ownership is based on a questionnaire completed on November 5, 2015 on behalf of DDFS Partnership LP. Thomas G. Dundon, as the general partner of DDFS Partnership LP, is the controlling person of DDFS Partnership LP. The address for DDFS Partnership LP is 2100 Ross Avenue, Suite 800, Dallas, Texas 75201.

(12)	This information as to beneficial ownership is based on a Schedule 13D filed by KKR Fund with the SEC on January 7, 2015. The Schedule 13D was filed by and on behalf of KKR Fund, KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”), KKR Group Holdings L.P. (“KKR Group Holdings”), KKR Group Limited (“KKR Group”), KKR & Co. L.P. (“KKR & Co.”), KKR Management LLC (“KKR Management”), Henry R. Kravis (“Mr. Kravis”) and George R. Roberts (“Mr. Roberts”). KKR Fund Holdings GP is a general partner of KKR Fund Holdings. KKR Group Holdings is the sole stockholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings. KKR Group is the general partner of KKR Group Holdings. KKR & Co. is the sole stockholder of KKR Group. KKR Management is the general partner of KKR & Co. Messrs. Kravis and Roberts are officers and the designated members of KKR Management. The address for KKR Fund is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

According to the Schedule 13D, each of KKR Fund, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co., KKR Management, Mr. Kravis and Mr. Roberts may be deemed to be the beneficial owner of 71,465,629 shares of our common stock, which includes 1,000,000 shares of our Series A Convertible Preferred Stock held directly by KKR Fund, on an as-converted basis, having the terms, rights, obligations and preferences contained in a certificate of designation of WMIH’s Series A Convertible Preferred Stock (including a conversion price, subject to adjustment, of $1.10 per share), and Warrants to purchase, in the aggregate, 61,400,000 shares of WMIH common stock, 30,700,000 of which have an exercise price of $1.32 per share and 30,700,000 of which have an exercise price of $1.43 per share. According to the Schedule 13D, each of KKR Fund Holdings GP (as a general partner of KKR Fund Holdings), KKR Group Holdings (as the sole stockholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings), KKR Group (as the general partner of KKR Group Holdings), KKR & Co. (as the sole stockholder of KKR Group), KKR Management (as the general partner of KKR & Co.), and Messrs. Kravis and Roberts (as the designated members of KKR Management), may be deemed to be the beneficial owner of the securities beneficially owned directly by KKR Fund, and each disclaims beneficial ownership of the securities.

Based on the Initial Conversion Price of the Series B Convertible Preferred Stock, upon a full mandatory conversion of the Series B Convertible Preferred Stock, KKR Fund (inclusive of shares owned by KKR Wand Investors L.P.) may be deemed to have total voting power over 160,354,517 shares (or approximately 29.6%) of our common stock.

(13)	This information as to beneficial ownership is based on disclosures in a Schedule 13D filed by KKR Fund with the SEC on January 7, 2015. KKR Wand GP LLC, a Delaware limited liability company, is the general partner of KKR Wand Investors L.P. KKR Wand GP LLC is a wholly-owned subsidiary of KKR Fund. The address for KKR Wand Investors L.P. is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, New York 10019.

The following table sets forth as of April 7, 2016, certain information regarding the beneficial ownership of our common stock by: (a) each current director and nominee for election as director; (b) each named executive officer; and (c) all current directors and executive officers as a group.

The business address for each of our directors and/or named executive officers listed below is 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104.

	Shares of Common Stock Beneficially Owned
Name	Total(1)		Percent of Class(1)

Eugene I. Davis	437,497		*
Thomas L. Fairfield	1,777,778		*
William C. Gallagher	1,777,778		*
Diane B. Glossman	387,497		*
Timothy F. Jaeger	-0-		0%
Tagar C. Olson	-0-	(2)	0%
Paul E. Raether	-0-	(2)	0%
Michael J. Renoff	387,497		*
Steven D. Scheiwe	337,497		*
Charles Edward Smith	-0-		0%
Michael L. Willingham	422,000		*
Current Executive Officers and Directors as a Group (11 persons)	5,527,544		2.7%

*	Less than one percent.

(1)	Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name. All percentages have been calculated based on 206,168,035 shares of our common stock issued and outstanding as of April 7, 2016.

(2)	Each of Messrs. Olson and Raether disclaims beneficial ownership of any securities of the Company that may be deemed to be beneficially owned by KKR or its affiliates.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers and persons who beneficially own more than 10% of the outstanding shares of our common stock (“10% stockholders”) to file with the SEC initial reports of beneficial ownership (Form 3) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To our knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to us or otherwise in our files or publicly available, all of our officers, directors and 10% stockholders complied in a timely manner with all applicable Section 16(a) filing requirements during the fiscal year ended 2015.

EXECUTIVE OFFICERS

The names, ages, positions and backgrounds of our current executive officers are as follows:

Name	Age	Position Held Since	Current Position(s) with WMIH and Background
William C. Gallagher	57	May 15, 2015	Mr. Gallagher has served as our Chief Executive Officer since May 15, 2015, and has served as a consultant to WMIH from November 21, 2014 until May 15, 2015. Mr. Gallagher was also appointed as one of our directors on May 12, 2015, and serves as a member of the CS&D Committee. Mr. Gallagher was previously an Executive Vice President and member of the board of directors at Capmark. Mr. Gallagher served as President and CEO of Capmark from February 2011 to November 2014. He was Executive Vice President and Chief Risk Officer of Capmark from March 2009 to February 2011. Prior to joining Capmark, Mr. Gallagher was the Chief Credit Officer of RBS Greenwich Capital from September 1989 to February 2009.

Thomas L. Fairfield	57	May 15, 2015	Mr. Fairfield has served as our President and Chief Operating Officer since May 15, 2015, and served as a consultant to WMIH from November 21, 2014 until May 15, 2015. Mr. Fairfield was also appointed as one of our directors on May 12, 2015. Mr. Fairfield is currently a member of the board of directors at Bluestem Group Inc. (formerly known as Capmark Financial Group Inc.) (“Capmark”). Mr. Fairfield was Chief Operating Officer of Capmark from February 2011 to November 2014 and Executive Vice President from November 2014 to May 2015. From August 2013 to March 2014, Mr. Fairfield served as a director of The Cash Store Financial Services Inc. From March 2006 to February 2012, Mr. Fairfield served as Executive Vice President, Secretary and General Counsel of Capmark. Prior to joining Capmark, Mr. Fairfield was a partner at the law firm of Reed Smith LLP from September 2005 to March 2006, a partner at Paul, Hastings, Janofsky & Walker LLP from February 2000 to August 2005 and a partner at LeBoeuf, Lamb, Greene & MacRae, LLP, from January 1991 to February 2000, where his practice focused primarily on general corporate and securities law, mergers and acquisitions, corporate finance and financial services.

Name	Age	Position Held Since	Current Position(s) with WMIH and Background

Charles Edward Smith	46	March 19, 2012	Mr. Smith has served as Chief Legal Officer and Secretary of the Company since March 19, 2012 and our Executive Vice President since May 15, 2015. From March 19, 2012 until May 15, 2015, Mr. Smith also served as our President and Interim Chief Executive Officer. In addition, since March 19, 2012, Mr. Smith has served as the General Counsel, Executive Vice President and Secretary of the Trust. From November 2008 to March 2012, Mr. Smith served as General Counsel, Executive Vice President and Secretary of WMIH’s predecessor Washington Mutual, Inc. (“WMI”), including during the significant portion of its Chapter 11 bankruptcy. Prior to that, he briefly served as First Vice President and Assistant General Counsel (Team Lead-Corporate Finance) for the financial institution JPMorgan Chase Bank, N.A. from September 2008 to November 2008. From November 2002 to September 2008, Mr. Smith was First Vice President and Assistant General Counsel (Team Lead-Corporate Finance) for Washington Mutual, where he led a team of lawyers who supported Washington Mutual’s capital, liquidity, mergers and acquisitions and structured finance activities.

Timothy F. Jaeger	57	May 28, 2012	Mr. Jaeger has served as Interim Chief Financial Officer since June 25, 2012 and Interim Chief Accounting Officer since May 28, 2012. Mr. Jaeger is a Certified Public Accountant with over 25 years of accounting experience. Most recently, from December 2006 to March 2012, Mr. Jaeger served as Senior Vice President-Chief Accounting Officer/CFO of Macquarie AirFinance, Ltd., a global aviation lessor providing aircraft and capital to the world’s airlines. From November 2006 to December 2009, Mr. Jaeger was a partner of Tatum Partners, LLC, an executive services and consulting firm in the United States.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis discusses the principles underlying our executive compensation program and the important factors relevant to the analysis of the compensation of our executive officers in 2015. Our Chief Executive Officer, Interim Chief Financial Officer, Chief Operating Officer and Chief Legal Officer are referred to as our “named executive officers.”

For 2015, our named executive officers and their respective titles are as follows:

•	William C. Gallagher, Chief Executive Officer

•	Thomas L. Fairfield, Chief Operating Officer

•	Charles Edward Smith, Chief Legal Officer and former Interim Chief Executive Officer

•	Timothy F. Jaegar, Interim Chief Financial Officer

Compensation Objectives and Philosophy

Due to the nature of the Company’s business transition and emergence from Chapter 11 bankruptcy, the primary objectives of the 2015 executive compensation programs established by the Compensation Committee were to retain executive officers and employees capable of: (a) ensuring the Company’s compliance, including with respect to the Indenture and other debt related agreements; (b) operating the Company’s reinsurance subsidiary, WM Mortgage Reinsurance Company, Inc. (“WMMRC”), in runoff mode; and (c) complying with the periodic disclosure and other obligations of a publicly traded company. Prior to 2015, although requested to provide assistance as required, our executive officers were not primarily responsible for the Company’s primary business objective of identifying and assessing potential acquisitions and developing business investment opportunities as that responsibility rests with the board and its Corporate Strategy and Development Committee. As such, during this transition period, the compensation objectives did not include providing compensation incentives for achieving performance objectives. To achieve the objectives of attracting and retaining suitable executive officers, the 2015 executive compensation philosophy was comprised of the following key principles:

•	establish executive compensation appropriate for the varying degrees of executive responsibility, accountability and impact on the Company’s business;

•	ensure compensation is reasonably competitive relative to similarly sized companies, taking into account that our only operating business is WMMRC, which is being operated in runoff mode; and

•	ensure a flexible compensation structure to facilitate acquisitions or restructurings and the hiring of permanent officers, including a chief executive officer and chief financial officer.

In 2015, William C. Gallagher and Thomas L. Fairfield were appointed as the Company’s Chief Executive Officer and Chief Operating Officer, respectively, with the expectation that Messrs. Gallagher and Fairfield will serve integral roles in assessing potential acquisitions on behalf of the Company. As discussed further below, a significant portion of the compensation provided to Messrs. Gallagher and Fairfield is linked to the Company’s successful completion of an acquisition.

At our 2015 annual meeting of shareholders, 98.6% of the shareholders who voted on the advisory shareholder vote on executive compensation (excluding abstentions and broker non-votes) voted in favor of the proposal. Other than with respect to the compensation provided to Messrs. Gallagher and Fairfield in connection with their appointment as our chief Executive Officer and Chief Operating Officer, respectively, during 2015, the Compensation Committee determined not to make any changes to the compensation programs after considering the vote.

Business Context for Compensation Decisions

The 2015 compensation program for named executive officers was in part influenced by the desire to retain interim executives providing services on an independent contractor basis, which the board believes will facilitate the Company’s ability to transition to the appropriate permanent executive officers as the Company determines its future business strategy and implements its acquisition strategy. In addition, during 2015, the Company appointed William C. Gallagher as Chief Executive Officer and Thomas L. Fairfield as Chief Operating Officer. In connection with such appointments, Mr. Smith was appointed as Chief Legal Officer at which time he relinquished his role as Interim Chief Executive Officer.

The discussion that follows elaborates on the decision-making process governing the compensation of our named executive officers, our compensation philosophy, and the specific elements of compensation paid to our named executive officers in 2015.

Role of the Compensation Committee

The Compensation Committee of the board of directors is responsible for the oversight of our executive compensation program. Each director who served on the Compensation Committee in 2015 was, and each current member of the Compensation Committee is, a non-employee director within the meaning of SEC Rule 16b-3, an outside director within the meaning of IRC Section 162(m) of the Internal Revenue Code of 1986, as amended, and an independent director under NASDAQ listing standards. The Compensation Committee’s purpose is to discharge the board’s responsibilities relating to compensation of our executive officers and to adopt policies that govern our compensation and benefit programs in a manner that supports both our short and long term business strategies. The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. The Compensation Committee may delegate authority to subcommittees, retain or terminate compensation consultants and obtain advice and assistance from internal or external legal, accounting or other advisers.

Role of Compensation Committee Consultants in Compensation Decisions

Under its charter, the Compensation Committee may periodically engage independent compensation consultants to provide assistance and advice as it discharges its responsibilities under its written charter. The duties of compensation consultants engaged by the Compensation Committee may include periodically reviewing the Company’s compensation programs to confirm that they are consistent with the executive compensation philosophy and objectives established by the Compensation Committee. Compensation consultants may also advise the Compensation Committee on emerging trends and issues related to the compensation of executive officers and directors and provide recommendations on the appropriate composition of peer group and market data sources to be used by the Compensation Committee as reference points for executive compensation decisions. In 2015, the Compensation Committee did not retain the services of an independent third party compensation consultant.

Elements of Compensation

The principal components of compensation for our named executive officers are:

•	base salary;

•	discretionary cash bonuses; and

•	equity-based incentive compensation.

The cash compensation in the form of base salaries compensates the executive officers for services rendered in fulfilling day-to-day roles and responsibilities needed to run the business as it currently exists. The amount of cash compensation for named executive officers was determined for each based on position, responsibility, and experience (including, in the case of Mr. Smith, familiarity with the Company’s past and current operations). The

Compensation Committee did not conduct a specific analysis of compensation of executives at peer companies in setting the base salaries for the named executives; however, based on the experience and general industry knowledge of the board members and the Compensation Committee members, the Compensation Committee determined that the cash compensation level was appropriate under our circumstances.

In addition to their base salaries, each of our named executive officers is eligible to receive discretionary cash bonuses from time to time as determined by the Compensation Committee in its sole discretion. The restricted stock awards were issued to Messrs. Gallagher and Fairfield in order to incentivize them to assist the Company in implementing its acquisition strategy.

Pursuant to their employment agreements, as described below, each of Messrs. Gallagher and Fairfield have been granted equity-based compensation in the form of restricted stock.

Employment Agreements with Chief Executive Officer and Chief Operating Officer

On May 12, 2015, the board approved an employment agreement with William Gallagher (the “Gallagher Employment Agreement”) pursuant to which, effective as of May 15, 2015, Mr. Gallagher began serving as our Chief Executive Officer. The initial term of the Gallagher Employment Agreement is three years. Under the Gallagher Employment Agreement, Mr. Gallagher receives an annual base salary equal to $500,000, subject to applicable withholding taxes. In the event that Mr. Gallagher’s employment is terminated by the Company without “Cause” or due to Mr. Gallagher’s resignation for “Good Reason” prior to a “Qualifying Acquisition” (as such terms are defined in the Gallagher Employment Agreement), subject to Mr. Gallagher’s execution of a release of claims in favor of us, we will provide Mr. Gallagher with severance in an amount equal to $250,000. Mr. Gallagher will not receive any severance payment if such termination occurs following a Qualifying Acquisition.

Upon the consummation of a Qualifying Acquisition, we and Mr. Gallagher will enter into a restrictive covenants agreement containing customary terms and conditions, including twelve-month post-termination non-competition and non-solicitation covenants.

In addition, on May 12, 2015, the board approved a restricted stock agreement with Mr. Gallagher (the “Gallagher Restricted Stock Agreement”) pursuant to which we issued to Mr. Gallagher an award of 1,777,778 restricted shares of our common stock. The number of shares granted in connection with this reward was determined by dividing $4 million by $2.25 per share of common stock; however, we may be required to issue additional shares to Mr. Gallagher to support such initial valuation if the conversion price applicable to our Series B Convertible Preferred Stock is less than $2.25 per share. Such award will vest in full upon the consummation of a Qualifying Acquisition, subject to Mr. Gallagher’s continued employment with us until such time. However, if we consummate a Qualifying Acquisition within six months following a termination of Mr. Gallagher’s employment by us without Cause, due to Mr. Gallagher’s resignation for Good Reason or as a result of Mr. Gallagher’s death or disability, then the restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

In addition, on May 12, 2015, the board approved an employment agreement with Thomas Fairfield (the “Fairfield Employment Agreement”) pursuant to which, effective as of May 15, 2015, Mr. Fairfield began serving as our Chief Operating Officer. The initial term of the Fairfield Employment Agreement is three years. Under the Fairfield Employment Agreement, Mr. Fairfield receives an annual base salary equal to $500,000, subject to applicable withholding taxes. In the event that Mr. Fairfield’s employment is terminated by the Company without “Cause” or due to Mr. Fairfield’s resignation for “Good Reason” prior to a “Qualifying Acquisition” (as such terms are defined in the Fairfield Employment Agreement), subject to Mr. Fairfield’s execution of a release of claims in favor of us, we will provide Mr. Fairfield with severance in an amount equal to $250,000. Mr. Fairfield will not receive any severance payment if such termination occurs following a Qualifying Acquisition.

Upon the consummation of a Qualifying Acquisition, we and Mr. Fairfield will enter into a restrictive covenants agreement containing customary terms and conditions, including twelve-month post-termination non-competition and non-solicitation covenants.

In addition, on May 12, 2015, the board approved a restricted stock agreement with Mr. Fairfield (the “Fairfield Restricted Stock Agreement”) pursuant to which we issued to Mr. Fairfield an award of 1,777,778 restricted shares of our common stock. The number of shares granted in connection with this reward was determined by dividing $4 million by $2.25 per share of common stock; however, we may be required to issue additional shares to Mr. Fairfield to support such initial valuation if the conversion price applicable to our Series B Convertible Preferred Stock is less than $2.25 per share. Such award will vest in full upon the consummation of a Qualifying Acquisition, subject to Mr. Fairfield’s continued employment with us until such time. However, if we consummate a Qualifying Acquisition within six months following a termination of Mr. Fairfield’s employment by us without Cause, due to Mr. Fairfield’s resignation for Good Reason or as a result of Mr. Fairfield’s death or disability, then the restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

Until May 15, 2015, when Mr. Gallagher was appointed to the position of Chief Executive Officer, Mr. Smith served as Interim Chief Executive Officer from March 19, 2012. See the 2015 Summary Compensation Table below. As our Interim Chief Executive Officer, Mr. Smith was, and as our Chief Legal Officer, continues to be, compensated pursuant to the Transition Services Agreement with the Trust, Mr. Smith’s employer, at an hourly rate not to exceed 40 hours per month (unless otherwise consented to by the parties). Mr. Smith has regularly worked more than 40 hours per month, for which the Trust has been compensated accordingly pursuant to the Transition Services Agreement.

2012 Plan

The board of directors approved the Company’s 2012 Plan on May 22, 2012, to award restricted stock to its non-employee directors and to have a plan in place for awards to executives and others in connection with the Company’s operations and future strategic plans. The 2012 Plan provides for the granting of restricted shares and other cash and share based awards. The value of restricted stock is determined using the fair market value of the shares on the issuance date.

A total of 2,000,000 shares of common stock were initially reserved for future issuance under the 2012 Plan, which became effective upon board approval on May 22, 2012. On February 10, 2014, the board of directors approved and adopted a First Amendment to the 2012 Plan, pursuant to which the number of shares of WMIH’s common stock reserved and available for grants under the 2012 Plan was increased from 2,000,000 shares to 3,000,000 shares, and that modified the terms under which the 2012 Plan may be amended to permit such an increase through action of the board except when shareholder approval is necessary to comply with any applicable law, regulation or rule of any stock exchange on which WMIH’s shares are listed, quoted or traded. The 2012 Plan was filed as Exhibit 10.17 to our Form 10-K filed with the SEC on March 15, 2013, and the First Amendment to the 2012 Plan was filed as Exhibit 99.1 to our Form 8-K filed with the SEC on February 13, 2014.

On October 18, 2012, we granted 1,156,078 restricted shares of our common stock to our outside directors under the 2012 Plan. On August 13, 2013, we granted another 686,273 restricted shares of our common stock to our directors. On February 10, 2014, we granted 250,000 restricted shares of our common stock to members of our Corporate Strategy and Development Committee and to our Chairman, Michael L. Willingham, under the 2012 Plan. On June 4, 2014, we granted 250,894 restricted shares of our common stock to our directors under the 2012 Plan. In each case, we issued these shares relying on Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D thereunder.

As of March 11, 2016, an aggregate of 6,168,035 restricted shares of common stock were issued and outstanding under the 2012 Plan, 4,114,062 of which were unvested, and 5,831,965 shares were available for future grants of awards under the 2012 Plan.

On February 25, 2015, the board of directors approved and adopted a Second Amendment to the 2012 Plan, pursuant to which (i) the number of shares of WMIH’s common stock authorized and available for grants under the 2012 Plan was increased from 3,000,000 shares to 12,000,000 shares, and (ii) the 2012 Plan was amended to permit the grant of stock options, stock appreciation rights and performance-based awards. In addition, at the Company’s annual meeting of shareholders on April 25, 2015, the Company’s shareholders approved the 2012 Plan, as amended. The Second Amendment to the 2012 Plan was filed as Exhibit 10.15 to our Form 10-K filed with the SEC on February 27, 2015.

On April 28, 2015, we granted 269,234 shares of our common stock to our directors. On May 18, 2015, we granted each of Mr. Fairfield and Mr. Gallagher 1,777,778 shares of our common stock under the amended 2012 Plan.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the federal corporate income tax deduction for compensation paid by a public company to its chief executive officer and certain other executive officers to $1 million in the year the compensation becomes taxable to the executive, unless the compensation is “performance-based compensation” or qualifies under certain other exceptions. No executive was paid an amount in 2015 where this provision would have been applicable. The Compensation Committee intends to seek to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that we may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m). Deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.

Compensation Recovery Policy

We do not have any incentive based compensation tied to performance at this time. Therefore, we have not implemented a policy regarding retroactive adjustments to any cash or incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. Our Compensation Committee intends to adopt a general compensation recovery (or clawback) policy covering our annual and long-term incentive award plans and arrangements after the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, if we are required to restate our financial results due to material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive pursuant to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.

REPORT OF THE COMPENSATION COMMITTEE

The “Report of the Compensation Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that WMIH specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In accordance with the terms of its charter, the Compensation Committee on behalf of the board of directors oversees WMIH’s executive compensation programs, including payments and awards, if any, to its executive officers and directors. The Compensation Committee has overall responsibility for approving and evaluating WMIH’s director and executive officer compensation plans, policies and programs and addressing other compensation issues facing WMIH that require board action. The Compensation Committee is also responsible for reviewing and discussing with management and recommending to the board of directors the Compensation Discussion and Analysis for inclusion in WMIH’s annual Proxy Statement, in accordance with applicable SEC regulations.

In discharging its responsibilities, the Compensation Committee:

•	reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement; and

•

based upon its review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and WMIH’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, through its incorporation by reference from the Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

Steven D. Scheiwe (Committee Chair)	Eugene I. Davis	Diane B. Glossman	Michael L. Willingham

2015 Summary Compensation Table

The following table summarizes information regarding compensation for the three fiscal years ended December 31, 2015, 2014 and 2013, earned by our named executive officers:

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
William C. Gallagher(4)	2015	312,500	—	4,000,000	187,500	4,500,000
Chief Executive Officer

Thomas L. Fairfield(5)	2015	312,500	—	4,000,000	187,500	4,500,000
President and Chief Operating Officer

Charles Edward Smith(6)	2015	495,716	75,000	—	—	570,716
Executive Vice President, Chief Legal	2014	372,425	15,000	—	—	387,425
Officer and Secretary	2013	259,719	—	—	—	259,719

Timothy F. Jaeger(7)(8)	2015	280,000	25,002	—	—	305,002
Senior Vice President, Interim Chief	2014	240,000	—	—	—	240,000
Financial Officer, Interim Chief	2013	240,000	—	—	—	240,000
Accounting Officer and Assistant
Secretary

(1)	Reflects principal position as of December 31, 2015.

(2)	Amounts in this column reflect the dollar amount, without any reduction for risk of forfeiture, of the estimate of the aggregate compensation cost to be recognized over the service period as of the grant date under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718. For 2015 represents the closing market price of our common stock of $2.76 per share on the grant date of May 15, 2015. It should be noted that the shares of stock awarded to Messrs. Fairfield and Gallagher had an initial grant value of $4 million at an assumed issuance price of $2.25 per share, which was less than such closing market price. These amounts may not correspond to the actual value that will be realized by the named executive officers. Furthermore, we may be required to issue additional shares to Mr. Gallagher and Mr. Fairfield to support the initial valuation if the conversion price applicable to our Series B Convertible Preferred Stock is less than $2.25 per share. To see the value of awards made to the named executive officers in 2015, see the Grants of Plan-Based Awards table below. Awards included in the Stock column were granted pursuant to the 2012 Plan. Additional details are included above under the caption “2012 Plan.”

(3)	Prior to their appointments as Chief Executive Officer and President and Chief Operating Officer, respectively, Messrs. Gallagher and Fairfield provided consulting services to the Company for which they each were paid a monthly consulting fee equal to $41,677. The amounts in this column reflect the consulting fees paid to each of Messrs. Gallagher and Fairfield for 2015.

(4)	Mr. Gallagher’s appointment as our Chief Executive Officer became effective May 15, 2015. Pursuant to the Gallagher Employment Agreement, Mr. Gallagher receives an annual base salary equal to $500,000, subject to applicable withholding taxes.

(5)	Mr. Fairfield’s appointment as our Chief Operating Officer became effective May 15, 2015. Pursuant to the Fairfield Employment Agreement, Mr. Fairfield receives an annual base salary equal to $500,000, subject to applicable withholding taxes.

(6)	In fiscal year 2015, WMIH paid the Trust $495,716 on account of services provided by Mr. Smith to WMIH pursuant to the Transition Services Agreement. From March 19, 2012 until May 15, 2015, Mr. Smith also served as our President and Interim Chief Executive Officer.

(7)	Mr. Jaeger was not compensated by the Company directly; rather, payments were made to CXOC, an entity owned by Mr. Jaeger, pursuant to the Engagement Agreement.

(8)	Mr. Jaeger’s bonus was paid ratably over the course of 2015.

2015 Grants of Plan-Based Awards

The following table summarizes information regarding equity granted to our named executive officers in 2015:

GRANTS OF PLAN-BASED AWARDS TABLE

Name	Grant Date	Number of Shares of Stock (#)		Full Grant Date Fair Value of Equity Awards Granted in 2015 ($)(1)
William C. Gallagher	May 5, 2015	1,777,778	(2)	4,000,000
Thomas L. Fairfield	May 5, 2015	1,777,778	(3)	4,000,000
Charles Edward Smith	—	—		—
Timothy F. Jaeger	—	—		—

(1)	Full grant date fair value of equity awards granted in 2015 is computed in accordance with FASB ASC 718 and reflects the total amount of the award to be spread over the applicable vesting period. The amount recognized for financial reporting purposes under FASB ASC 718 of the target awards granted is included in the Stock Awards column of the Summary Compensation Table above.

(2)	This award of 1,777,778 was made pursuant to the Gallagher Restricted Stock Agreement, which such award vests in full upon the consummation of a Qualifying Acquisition, subject to Mr. Gallagher’s continued employment.

(3)	This award of 1,777,778 was made pursuant to the Fairfield Restricted Stock Agreement, which such award vests in full upon the consummation of a Qualifying Acquisition, subject to Mr. Fairfield’s continued employment.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards

Pursuant to the Gallagher Employment Agreement, Mr. Gallagher receives an annual base salary equal to $500,000, subject to applicable withholding taxes. Pursuant to the Gallagher Restricted Stock Agreement, we issued to Mr. Gallagher an award of 1,777,778 restricted shares of our common stock. The shares of stock awarded to Mr. Gallagher were determined using a conversion rate of $4 million divided by a price of $2.25 per share of common stock (i.e., the conversion rate specified in the restricted stock agreements executed on the grant date); however, we may be required to issue additional shares to Mr. Gallagher to support such initial valuation if the conversion price applicable to our Series B Convertible Preferred Stock is less than $2.25 per share. As described below under “Potential Payments upon Termination or Change-in-Control,” such award will vest in full upon the consummation of a Qualifying Acquisition, subject to Mr. Gallagher’s continued employment with us until such time. However, if we consummate a Qualifying Acquisition within six months following a termination of Mr. Gallagher’s employment by us without Cause, due to Mr. Gallagher’s resignation for Good Reason or as a result of Mr. Gallagher’s death or disability, then the restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

Pursuant to the Fairfield Employment Agreement, Mr. Fairfield receives an annual base salary equal to $500,000, subject to applicable withholding taxes. Pursuant to the Fairfield Restricted Stock Agreement, we issued to Mr. Fairfield an award of 1,777,778 restricted shares of our common stock. The shares of stock awarded to Mr. Fairfield were determined using a conversion rate of $4 million divided by a price of $2.25 per share of common stock (i.e., the conversion rate specified in the restricted stock agreements executed on the grant date); however, we may be required to issue additional shares to Mr. Fairfield to support such initial valuation if the conversion price applicable to our Series B Convertible Preferred Stock is less than $2.25 per share. As described below under “Potential Payments upon Termination or Change-in-Control,” such award will vest in full upon the consummation of a Qualifying Acquisition, subject to Mr. Fairfield’s continued employment with us until such time. However, if we consummate a Qualifying Acquisition within six months following a termination of Mr. Fairfield’s employment by us without Cause, due to Mr. Fairfield’s resignation for Good Reason or as a result of Mr. Fairfield’s death or disability, then the restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

Mr. Smith provides services to WMIH, as Chief Legal Officer, pursuant to the Transition Services Agreement with the Trust, Mr. Smith’s employer. WMIH pays the Trust an hourly rate of approximately $443 (inclusive of overhead charges) for Mr. Smith’s services. Mr. Smith provides a maximum of 40 hours per month pursuant to the Transition Services Agreement (unless otherwise consented to by the parties). Mr. Smith has regularly worked more than 40 hours per month, for which the Trust has been compensated accordingly pursuant to the Transition Services Agreement.

Mr. Jaeger has provided services as Interim Chief Accounting Officer since May 28, 2012 and Interim Chief Financial Officer since June 25, 2012 pursuant to an Engagement Agreement with CXOC, which is owned by Mr. Jaeger. The rate of compensation under the Engagement Agreement was initially $15,000 per month and subsequently increased to $22,000 per month effective April 1, 2015. WMIH also reimburses CXOC for reasonable pocket expenses, which are not reflected in the Summary Compensation Table. The Engagement Agreement renews for successive three-month terms, unless either party terminates with 30 days’ notice prior to the termination of the applicable term.

2015 Outstanding Equity Awards

The following table summarizes information regarding the holdings of restricted shares by named executive officers. This table includes unvested restricted shares, with the corresponding vesting information for each award in the footnotes following this table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(3)
William C. Gallagher	1,777,778	(1)	4,604,445
Thomas L. Fairfield	1,777,778	(2)	4,604,445
Charles Edward Smith	—		—
Timothy F. Jaeger	—		—

(1)	This award of 1,777,778 was made pursuant to the Gallagher Restricted Stock Agreement, which such award vests in full upon the consummation of a Qualifying Acquisition, subject to Mr. Gallagher’s continued employment.

(2)	This award of 1,777,778 was made pursuant to the Fairfield Restricted Stock Agreement, which such award vests in full upon the consummation of a Qualifying Acquisition, subject to Mr. Fairfield’s continued employment.

(3)	Market values of the restricted stock unit awards shown in this table are based on the closing market price of our common stock as of December 31, 2015, which was $2.59, and assumes the satisfaction of the applicable vesting conditions.

Potential Payments upon Termination or Change-in-Control

William C. Gallagher (Chief Executive Officer)

Pursuant to the Gallagher Employment Agreement, in the event that Mr. Gallagher’s employment is terminated by us without “Cause” or due to Mr. Gallagher’s resignation for “Good Reason” prior to a “Qualifying Acquisition,” subject to Mr. Gallagher’s execution of a release of claims in favor of us, we will provide Mr. Gallagher with a lump sum severance in an amount equal to $250,000. Mr. Gallagher will not receive any severance payment if such termination occurs following a Qualifying Acquisition. For purposes of the Gallagher Employment Agreement, a Qualifying Acquisition is an acquisition by us that, taken together with prior acquisitions (if any), collectively utilizes $450.0 million of the aggregate net proceeds of the Series B Convertible Preferred Stock Offering (defined below).

For purposes of the Gallagher Employment Agreement, “Cause” means (i) the commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in material harm to the our business or reputation, (iv) breach of any material terms of employment, including the Gallagher Employment Agreement, which results or could reasonably be expected to result in material harm to our business or reputation or (v) continued willful failure to substantially perform the duties of Chief Executive Officer. However, Mr. Gallagher’s employment may not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless we have given him written notice stating the basis for such termination and Mr. Gallagher is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

For purposes of the Gallagher Employment Agreement, “Good Reason” means Mr. Gallagher’s voluntary resignation after we take any of the following actions taken without Mr. Gallagher’s written consent: (i) any material failure by us to fulfill our obligations under the Gallagher Employment Agreement, (ii) a material and adverse change to, or a material reduction of, Mr. Gallagher’s duties and responsibilities to us, (iii) a reduction in Mr. Gallagher’s then current annual base salary, or (iv) the failure of any successor to all or substantially all of the our assets to assume the Gallagher Employment Agreement, whether in writing or by operation of law; provided, that any such event will not constitute Good Reason unless and until Mr. Gallagher has provided us with written notice

Pursuant to the Gallagher Restricted Stock Agreement, the 1,777,778 restricted shares awarded to Mr. Gallagher will only vest in full upon the consummation of a Qualifying Acquisition and if Mr. Gallagher continues to be employed by us until such time. However, if we consummate a Qualifying Acquisition within six months following a termination of Mr. Gallagher’s employment by us without Cause, due to Mr. Gallagher’s resignation for Good Reason or as a result of Mr. Gallagher’s death or disability, then the 1,777,778 restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

Thomas L. Fairfield (Chief Operating Officer)

Pursuant to the Fairfield Employment Agreement, in the event that Mr. Fairfield’s employment is terminated by us without “Cause” or due to Mr. Fairfield’s resignation for “Good Reason” prior to a “Qualifying Acquisition”, subject to Mr. Fairfield’s execution of a release of claims in favor of us, we will provide Mr. Fairfield with a lump sum severance in an amount equal to $250,000. Mr. Fairfield will not receive any severance payment if such termination occurs following a Qualifying Acquisition. For purposes of the Fairfield Employment Agreement, a Qualifying Acquisition is an acquisition by us that, taken together with prior acquisitions (if any), collectively utilizes $450.0 million of the aggregate net proceeds of the Series B Convertible Preferred Stock Offering (defined below).

For purposes of the Fairfield Employment Agreement, “Cause” means (i) the commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in material harm to the our business or reputation, (iv) breach of any material terms of employment, including the Fairfield Employment Agreement, which results or could reasonably be expected to result in material harm to our business or reputation or (v) continued willful failure to substantially perform the duties of Chief Executive Officer. However, Mr. Fairfield’s employment may not be terminated for “Cause” within the meaning of clauses (iv) and (v) above unless we have given him written notice stating the basis for such termination and Mr. Fairfield is given fifteen (15) days to cure, to the extent curable, the neglect or conduct that is the basis of any such claim.

For purposes of the Fairfield Employment Agreement, “Good Reason” means Mr. Fairfield’s voluntary resignation after we take any of the following actions taken without Mr. Fairfield’s written consent: (i) any material failure by us to fulfill our obligations under the Fairfield Employment Agreement, (ii) a material and adverse change to, or a material reduction of, Mr. Fairfield’s duties and responsibilities to us, (iii) a reduction in Mr. Fairfield’s then current annual base salary, or (iv) the failure of any successor to all or substantially all of the our assets to assume the Fairfield Employment Agreement, whether in writing or by operation of law; provided, that any such event will not constitute Good Reason unless and until Mr. Fairfield has provided us with written notice

Pursuant to the Fairfield Restricted Stock Agreement, the 1,777,778 restricted shares awarded to Mr. Fairfield will only vest in full upon the consummation of a Qualifying Acquisition and if Mr. Fairfield continues to be employed by us until such time. However, if we consummate a Qualifying Acquisition within six months following a termination of Mr. Fairfield’s employment by us without Cause, due to Mr. Fairfield’s resignation for Good Reason or as a result of Mr. Fairfield’s death or disability, then the 1,777,778 restricted shares will vest at the time of the consummation of the Qualifying Acquisition.

Charles Edward Smith (Chief Legal Officer) and Timothy F. Jaeger (Interim Chief Financial Officer)

We have no obligation for severance and other benefits payable to Mr. Smith or Mr. Jaeger following termination of employment or a change-in-control of WMIH.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

REPORT OF THE AUDIT COMMITTEE

The “Report of the Audit Committee” shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that WMIH specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

In discharging its responsibilities, the Audit Committee and its individual members have met with management and WMIH’s independent auditors, Burr Pilger Mayer, Inc., to review WMIH’s accounting functions and the audit processes for WMIH’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with WMIH’s independent auditors and management the audited financial statements for the 2015 fiscal year. It also discussed with the independent auditors all other matters that the independent auditors were required to communicate and discuss with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees). Audit Committee members also discussed and reviewed the results of the independent auditors’ examination of WMIH’s financial statements, management’s assessment of WMIH’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and reviewed the qualifications, performance and independence of Burr Pilger Mayer, Inc. in connection with its determination to engage Burr Pilger Mayer, Inc. for the year ended December 31, 2015. The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors their independence. Furthermore, the Audit Committee has conducted its annual review of the Committee’s charter and determined that it is adequate.

Based on its review and discussions with management and the independent auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended December 31, 2015 be included in WMIH’s Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

Michael L. Willingham (Committee Chair)	Michael J. Renoff	Steven D. Scheiwe

MATTERS RELATING TO OUR AUDITORS

Selection of Independent Auditors

The Audit Committee has appointed and engaged Burr Pilger Mayer, Inc. to be our independent auditors for the fiscal year ending December 31, 2016. Burr Pilger Mayer, Inc. was also engaged by the Audit Committee to serve as our independent auditor and provide certain other audit-related services for the fiscal years ended December 31, 2015. See “Fees Paid to Principal Independent Auditors” below. A representative of Burr Pilger Mayer, Inc. is expected to either be present or available by phone at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative will be available to respond to appropriate questions. As described under the “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm” section of this Proxy Statement, the stockholders are being asked to ratify the selection of Burr Pilger Mayer, Inc. as our independent auditors for the fiscal year ending December 31, 2016.

Fees Paid to Principal Independent Auditors

The following fees for professional services were billed by Burr Pilger Mayer, Inc. during fiscal years 2015 and 2014:

	2015	2014
Audit Fees(1)	$474,000	$364,500
Audit-Related Fees(2)	20,695	37,952
Tax Fees	—	—
All Other Fees	—	—

Total	$494,695	$402,452

(1)	Consists of fees for services involving the audit of our consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

Pre-Approval Policy

The Audit Committee has adopted a general policy requiring pre-approval of all fees and services of our independent auditors, including all audit, audit-related, tax and other legally-permitted services. All audit and permissible non-audit services provided by Burr Pilger Mayer, Inc. during fiscal years 2015 and 2014 were pre-approved by the Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with KKR

Investment Agreement

On January 30, 2014, we entered into an Investment Agreement with KKR Fund (the “Investment Agreement”). Pursuant to the Investment Agreement, we sold to KKR Fund 1,000,000 shares of our Series A Convertible Preferred Stock having the terms, rights, obligations and preferences contained in the Charter for a purchase price equal to $11,072,192 and issued to KKR Fund Warrants to purchase, in the aggregate, 61,400,000 shares of our common stock, 30,700,000 of which have an exercise price of $1.32 per share and 30,700,000 of which have an exercise price of $1.43 per share.

The Series A Convertible Preferred Stock has rights substantially similar to those associated with WMIH’s common stock, with the exception of a liquidation preference, conversion rights and customary anti-dilution protections. The Series A Convertible Preferred Stock has a liquidation preference equal to the greater of (i) $10.00 per 1,000,000 shares of Series A Convertible Preferred Stock plus declared but unpaid dividends on any such shares and (ii) the amount that the holder of the Series A Convertible Preferred Stock would be entitled to if such holder participated with the holders of shares of common stock then outstanding, pro rata as a single class based on the number of outstanding shares of common stock on an as-converted basis held by each holder as of immediately prior to a liquidation, in the distribution of all our remaining assets and funds available for distribution to our stockholders. The Series A Convertible Preferred Stock is convertible at a conversion price of $1.10 per share (subject to anti-dilution adjustment) into shares of common stock of WMIH either at the option of the holder or automatically upon transfer by KKR Fund to a non-affiliated party. Further, KKR Fund, as the holder of the Series A Convertible Preferred Stock and the Warrants, has received other rights pursuant to the Investor Rights Agreement as described below.

The Warrants have a five-year term from the date of issuance and are subject to customary structural adjustment provisions for stock splits, combinations, recapitalizations and other similar transactions.

Investor Rights Agreement

On January 30, 2014, we entered into the Investor Rights Agreement with KKR Fund. KKR Fund’s rights as a holder of the Series A Convertible Preferred Stock and the Warrants, and the rights of any subsequent holder that is an affiliate of KKR Fund are governed by the Investor Rights Agreement. Pursuant to the Investor Rights Agreement and as a result of the increase of the size of our board from seven to nine in May 2015, for so long as KKR Fund owns 50% of the Series A Convertible Preferred Stock issued as of January 30, 2014 (or the underlying common stock), KKR Fund will have the right to appoint two of the nine directors that currently comprise our board.

Additionally, until January 30, 2017, KKR Fund will have the right to purchase up to 50% of any future equity rights offerings or other equity issuance by us on the same terms as the equity issued to other investors in such transactions, in an aggregate amount of such offerings and issuances by WMIH of up to $1 billion (the “Participation Rights”). The foregoing Participation Rights do not include any issuances of securities by us constituting any part of the consideration payable by it in connection with any acquisitions or investments (including any rollover equity) or in respect of any employee options or other income compensation. KKR Fund’s aggregate beneficial ownership of our equity securities after giving effect to any equity issuances (and on a pro forma basis after taking into account any acquisitions) shall at no time exceed 42.5% of our equity securities without our prior written consent. Except for the foregoing Participation Rights and the issuance of common stock in respect of the Warrants and the Series A Convertible Preferred Stock, KKR Fund and its affiliates shall not purchase or acquire any of our or our subsidiaries’ equity securities without our prior written consent, subject to certain exceptions.

In connection with the issuance of the Series A Convertible Preferred Stock and the Warrants, KKR Fund and its affiliates have agreed that, until December 31, 2016, they will not:

•

request the call of a special meeting of our stockholders; seek to make, or make, a stockholder proposal at any meeting of our stockholders; seek the removal of any director from the board of directors; or make any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or solicit any written consents of stockholders with respect to any matter;

•	form or join or participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act, with respect to any of our voting securities;

•

make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including filing reports with the SEC) (x) in support of any solicitation described in the first bullet above, or (y) negatively commenting upon us;

•

except pursuant to any exercise of any Warrant, the conversion of the Series A Convertible Preferred Stock, or the exercise of the Participation Rights, acquire, agree or seek to acquire, beneficially or otherwise, any of our voting securities (other than securities issued pursuant to a plan established by the board of directors for members of the board of directors, a stock split, stock dividend distribution, spin-off, combination, reclassification or recapitalization of us and our common stock or other similar corporate action initiated by us);

•

enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to the foregoing, except pursuant to mandates we grant to KKR Capital Markets LLC and its affiliates for the purpose of us raising capital; or

•	short any of our common stock or acquire any derivative or hedging instrument or contract relating to our common stock.

In the event that any stockholder or group of stockholders other than KKR Fund calls a stockholder meeting or seeks to nominate nominees to the board of directors, then KKR Fund shall not be restricted from calling a stockholder meeting in order to nominate directors as an alternative to the nominees nominated by such stockholder or group, provided that KKR Fund shall not nominate or propose a number of directors to the board of directors that is greater than the number of directors nominated or proposed by such stockholder or group.

The Investor Rights Agreement also provides KKR Fund with registration rights, including three long form demand registration rights, unlimited short form demand registration rights and customary piggyback registration rights with respect to common stock (and common stock underlying the Series A Convertible Preferred Stock and the Warrants), subject to certain minimum thresholds, customary blackout periods and lockups of 180 days. We filed a resale registration statement on Form S-3, as amended (the “Resale Registration Statement”) that was declared effective on November 25, 2015, which, among other things, registered for resale the common stock underlying the Series A Convertible Preferred Stock.

For as long as KKR Fund beneficially own any shares of common stock or Series A Convertible Preferred Stock or any of the Warrants, WMIH has agreed to provide customary Rule 144A information rights, to provide KKR Fund with regular audited and unaudited financial statements and to allow KKR Fund or its representatives to inspect our books and records.

Indemnification Agreement

In connection with the Series B Convertible Preferred Stock Offering, on December 19, 2014, we entered into an indemnification agreement with KKR Fund and Mr. Olson (who is a KKR Fund designee to our board of directors), pursuant to which we will indemnify KKR Fund and Mr. Olson for liabilities arising out of the Series B Convertible Preferred Stock Offering.

Note Purchase Agreement

On January 30, 2014, we and the guarantors party thereto entered into the Note Purchase Agreement with KKR Management. Pursuant to the terms and conditions of the Note Purchase Agreement, KKR Management committed to purchase $150 million aggregate principal amount (at issuance) of subordinated unsecured 7.50% PIK notes (the “Subordinated Notes”) WMIH.

On December 19, 2014, the parties to the Note Purchase Agreement executed an amendment that had the effect of terminating the Note Purchase Agreement on May 12, 2015.

Voting Agreement

In connection with the offering of Series B Convertible Preferred Stock (the “Series B Preferred Stock Offering”), on December 19, 2014, we entered into a Voting Agreement (the “Voting Agreement”) with KKR. Pursuant to the Voting Agreement, KKR agreed to vote and provided a proxy to vote all shares of its Series A Preferred Stock, Series B Preferred Stock and Common Stock that it held on the record date for such vote in favor of the Reincorporation. The Voting Agreement is no longer in effect.

Also in connection with the Series B Preferred Stock Offering, on December 19, 2014, we entered into Voting Agreements (the “Additional Voting Agreements”) with certain then-existing significant holders of Common Stock (each, individually, an “Other Holder”) that purchased shares of Series B Preferred Stock in the Series B Preferred Stock Offering. Pursuant to the Additional Voting Agreements, each Other Holder agreed to vote and provided a proxy to vote all shares of its Series B Preferred Stock and Common Stock that it held on the record date for such vote in favor of the Reincorporation. The additional Voting Agreements are no longer in effect.

KKR Side Letter

In connection with the Series B Convertible Preferred Stock Offering, on December 19, 2014, KKR Fund and KKR Management agreed in a Side Letter with WMIH that they will not (i) convert any or all of the Series A Convertible Preferred Stock, (ii) exercise the right to acquire common stock of WMIH, in whole or in part, under the Warrants or (iii) offer, sell, assign, transfer, or otherwise dispose of any of the Series A Convertible Preferred Stock or Warrants, in either case until on or after March 20, 2015. The KKR Side Letter is no longer in effect.

Series B Preferred Stock Offering

Pursuant to the Purchase Agreement, dated as of December 19, 2014, among the Company, as issuer, and Citigroup Global Markets Inc. and KKR Capital Markets LLC (“KCM”) as the initial purchasers (the “Purchase Agreement”), in connection with the Series B Preferred Stock Offering, KCM, an affiliate of the Holders, as an initial purchaser, (1) was paid a fee of $8,250,000 upon the Reincorporation and (2) will be paid a fee of $8,250,000 upon a Qualified Acquisition (as defined in the Certificate of Designation for the Series B Preferred Stock, dated January 5, 2015), pursuant to the terms and conditions set forth in the Purchase Agreement. Also in connection with the Series B Preferred Stock Offering, the Company entered into a Registration Rights Agreement with Citigroup Global Markets Inc. and KCM on January 5, 2015, which provides for registration rights with respect to the Series B Preferred Stock and the underlying common stock. Pursuant to its obligations under the Registration Rights Agreement, the Company filed the Resale Registration Statement, which was declared effective on November 25, 2015.

Engagement of KKR Capital Markets LLC

In preparation for the offering of the Series B Preferred Stock, WMIH engaged KCM, an affiliate of KKR & Co., to act as a joint book-running manager for the Series B Preferred Stock offering. KCM also acted as an initial purchaser of the Series B Preferred Stock. During the year ended December 31, 2015, as a result of satisfying a post-closing covenant to reincorporate in the State of Delaware within 180 days following the closing of the Series B Preferred Stock offering, we paid $8.25 million to KCM. Upon consummation of a “Qualified Acquisition” (as such term is defined in the Series B Preferred Stock), we will pay KCM an additional fee (the “KCM Deferred Fee”) of $8.25 million. We have recorded the KCM Deferred Fee in “other liabilities” on our consolidated balance sheet and this amount is included in “accrued fees relating to Series B Preferred Stock issuance” on our consolidated statement of cash flows.

Investment Management Agreement and Administrative Services Agreement

We entered into an Investment Management Agreement and an Administrative Services Agreement with WMMRC, our reinsurance subsidiary, on March 19, 2012. Each of these agreements was approved by WMMRC’s primary regulator. Total amounts incurred and paid under these agreements totaled $1.5 million and $1.7 million for the years ended December 31, 2014 and 2013, respectively. The expense and related income eliminate on consolidation. These agreements are described below.

Under the terms of such Investment Management Agreement, we receive from WMMRC a monthly fee equal to the product of (x) the ending dollar amount of assets under management during the calendar month in question and (y) 0.002 divided by 12. We are responsible for investing the funds of WMMRC based on applicable investment criteria and subject to rules and regulations to which WMMRC is subject.

Under the terms of such Administrative Services Agreement, we receive from WMMRC a fee of $110,000 per month. We are responsible for providing administrative services to support, among other things, supervision, governance, financial administration and reporting, risk management and claims management as may be necessary, together with such other general or specific administrative services that may be reasonably required or requested by WMMRC in the ordinary course of its business.

Transition Services Agreement

On March 22, 2012, we and the Trust entered into the Transition Services Agreement. Pursuant to the Transition Services Agreement, the Trust makes available certain services and employees to us, including the services of Charles Edward Smith who is our Chief Legal Officer and Secretary. The Transition Services Agreement was amended on December 11, 2014, as more fully described below. The Transition Services Agreement, as amended, extended the term of the agreement through April 30, 2015, with automatic renewals thereafter for successive additional three-month terms, subject to non-renewal at the end of any additional term upon written notice by either party at least 30 days prior to the expiration of the additional term.

The Trust was established as part of the Bankruptcy Plan. The Trust emerged on the effective date of the Bankruptcy Plan and was formed for the purpose of holding, managing and administering the “Liquidating Trust Assets” (as defined in the Bankruptcy Plan) on behalf of the Trust’s beneficiaries, and distributing the proceeds thereof to such beneficiaries. The Trust is managed by a trustee, William Kosturos, and a Trust Advisory Board. Michael L. Willingham, a member of our board, a member of our Audit Committee and a member of our Compensation Committee, is also a member of the Trust Advisory Board and the Litigation Subcommittee of the Trust. We paid the Trust approximately $835,000 for services provided under the Transition Services Agreement in 2015, of which $495,716 was paid for the services of Mr. Smith. Based on disclosures by the Trust in its Quarterly Summary Report for the period ended December 31, 2015 and filed under cover of Form 8-K with the SEC on January 28, 2016, the Trust holds an aggregate of $249,781 of our Runoff Notes, including interest accrued thereon. In addition, the “Disputed Claims Reserve” managed by the Trust holds $224,280 of our Runoff Notes, including interest accrued thereon.

Pursuant to the Transition Services Agreement, the Trust previously provided the Company with office space for its employees and other basic infrastructural and support services to facilitate the Company’s operations. In June 2015, the Company moved into new office space and now pays for such office space directly at an average rate of approximately $5,500 per month. The Company pays the Trust a monthly overhead charge of approximately $4,600 relating to general support services, technology services and the use of supplies and equipment.

Potential participation by WMIH in proceeds received with respect to Recovery Claims.

To the extent any electing creditor of the Debtors (as defined in the Bankruptcy Plan) received common stock of WMIH pursuant to a Reorganized Common Stock Election (as defined in the Disclosure Statement filed in connection with the Bankruptcy Plan), such creditor’s share of the Runoff Notes to which the election was effective (i.e., one dollar ($1.00) of original principal amount of Runoff Notes for each share of our common stock) was not issued. As a result, each creditor making such an election conveyed to us, and we retained an economic interest in, the Litigation Proceeds (as defined below, and such proceeds do not constitute part of the Liquidating Trust Assets) equal to fifty percent (50%) of the Litigation Proceeds such creditor otherwise would have received. “Litigation Proceeds” is defined in the Bankruptcy Plan, in relevant part, as the recoveries, net of related legal fees and other expenses, of the Trust on account of causes of action against third parties and includes Recovery Claims (as defined in the Bankruptcy Plan).

We are aware that on or about October 14, 2014, the Trust filed a lawsuit in King County Superior Court in the State of Washington against 16 former directors and officers of WMI (the “D&O Litigation”). The Trust’s complaint alleges, among other things, that the defendants named therein breached their fiduciary duties to WMI and committed corporate waste and fraud by squandering WMI’s financial resources.

On December 1, 2014, the Trust filed its Motion of WMI Liquidating Trust for an Order, Pursuant to Sections 105(a) and 362 of the Bankruptcy Code and Rule 9019 of the Federal Rules of Bankruptcy Procedure, (A) Approving Settlement Agreement Between WMI Liquidating Trust, Certain Directors and Officers and Insurers and (B) Authorizing and Directing the Consummation Thereof (as amended, modified or supplemented prior to the date hereof, the “D&O Settlement Motion”). Among other things, the D&O Settlement Motion sought approval of a settlement among the Trust, certain former directors and officers of WMI and certain insurance carriers that underwrote director and officer liability insurance policies for the benefit of WMI and its affiliates (including such former directors and officers). At a hearing held on December 23, 2014, the Bankruptcy Court granted the Trust’s D&O Settlement Motion. On January 5, 2015, certain non-settling officers appealed the Bankruptcy Court’s order granting the D&O Settlement Motion. In connection with the settlement of the D&O Litigation, the Trust entered into a Reserve Settlement Agreement (“RSA”) with the appellants and certain insurance carriers to settle the D&O Litigation and that pursuant to the terms of the RSA, the parties agreed, among other things, that $3.0 million of the $37.0 million that had been required to be paid to the Trust pursuant to the settlement, would be placed into a segregated reserve account (the “RSA Reserve”) to be administered by a third party. Under the RSA funds are released from the RSA Reserve to the Trust if and when certain designated conditions are satisfied. If and when these funds are released to the Trust, and to the extent the Company is entitled to receive such funds in accordance with the Plan, it is anticipated that the Trust will make payments to us in an amount equal to our share of Litigation Proceeds as provided under the Plan. Due to the contingent nature of the reserve, however, there can be no assurances that we will receive any future amounts on account of funds deposited in the RSA Reserve.

WMIH received other income in the amount of $7.8 million as a result of the settlement by the Trust of the D&O Litigation. During June of 2015, WMIH received approximately $8.3 million in Litigation, representing WMIH’s portion of the $34.0 million of net Litigation Proceeds which were received by the Trust. During September of 2015, WMIH was informed that approximately $0.5 million of Litigation Proceeds would be released from the RSA Reserve pursuant to the terms of the RSA, and that WMIH would receive approximately $0.1 million of the released Litigation Proceeds, representing WMIH’s portion of the first distribution of $0.5 million from the $3.0 million of Litigation Proceeds held in the RSA Reserve. The Trust reduced the WMIH Litigation Proceeds by approximately $0.6 million to recover WMIH’s portion of the legal fees and expenses associated with the recovery of the Litigation Proceeds as contemplated by the Plan. The net Litigation Proceeds, after deducting WMIH’s portion of these legal fees and expenses, resulted in other income of $7.8 million for the year ended December 31, 2015. Due to the contingent nature of future distributions from the RSA Reserve, there can be no assurance that WMIH will receive any distributions from the remaining balance in the segregated reserve account in the future. As of December 31, 2015, WMIH has not received any Litigation Proceeds, other than as described above, and there can be no assurance that WMIH will receive any distributions on account of Litigation Proceeds in the future.

Relationship with CXO Consulting Group, LLC

CXOC, an entity owned by Mr. Jaeger, received over $305,002 for services performed as Interim Chief Financial Officer and Accounting Officer from WMIH during fiscal year 2015.

STOCKHOLDER PROPOSALS FOR 2017

In order for a stockholder proposal to be considered for inclusion in the Proxy Statement for the 2017 annual meeting of stockholders, stockholders must comply with Rule 14a-8 promulgated under the Exchange Act and the deadline for receiving such proposals by us is December 20, 2016. Proposals should be mailed to us, to the attention of the Secretary, at WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. A stockholder who intends to present a proposal at the our annual meeting in 2016, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, including Section 2.13, which requires stockholders to deliver notice of all proposals, nominations for director and other business to or principal executive offices no later than 90 calendar days (or January 19, 2016) and no earlier than 120 calendar days (or December 20, 2016) prior to the one-year anniversary of the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders and such proposal must be a proper matter for stockholder action under Delaware corporate law.

GENERAL INFORMATION

List of Stockholders of Record

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m. Pacific Time, at the office of the Secretary, WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104. A stockholder may examine the list for any legally valid purpose related to the Annual Meeting.

Electronic Voting

The Company is incorporated under Delaware law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the stockholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded.

By Order of the Board of Directors,

William C. Gallagher

Chief Executive Officer

Seattle, Washington

April 19, 2016

WMIH CORP. 800 FIFTH AVENUE SUITE 4100 SEATTLE, WA 98104

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 31, 2016. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 31, 2016. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09863-P78440                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WMIH CORP.				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
This proxy is solicited on behalf of the Board of Directors of WMIH Corp. If no choice is specified it will be voted in accordance with the Board’s recommendations.				☐	☐	☐

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
Nominees:
	01)	Eugene I. Davis	06) Paul E. Raether
	02)	Thomas L. Fairfield	07) Michael J. Renoff
	03)	William C. Gallagher	08) Steven D. Scheiwe
	04)	Diane B. Glossman	09) Michael L. Willingham
	05)	Tagar C. Olson
The Board of Directors recommends you vote FOR proposals 2 and 3.									For	Against	Abstain
2.	To ratify the appointment of Burr Pilger Mayer, Inc., as our independent registered public accounting firm for the fiscal year ending December 31, 2016.								☐	☐	☐
3.	To approve, on an advisory basis, compensation of the Company’s named executive officers.								☐	☐	☐
NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com.

E09864-P78440

WMIH CORP.

Annual Meeting of Stockholders

June 1, 2016 11:00 a.m. Eastern Time

This proxy is solicited by the Board of Directors

Please arrive 30 minutes in advance and present photo identification at the registration desk upon arrival.

The undersigned stockholder of WMIH Corp. (the “Company”) hereby appoints Eugene I. Davis and Charles E. Smith, and each of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, to vote all the shares of Common Stock, Series A Convertible Preferred Stock, and Series B Convertible Preferred Stock of the Company held of record by the undersigned on April 7, 2016, at the Annual Meeting of Stockholders to be held at the offices of Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, Bank of America Tower, New York, New York 10036 on Wednesday, June 1, 2016 at 11:00 a.m. Eastern Time, and at any and all adjournments or postponements thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement. Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on the proxy and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting of Stockholders.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” EACH DIRECTOR NOMINEE NAMED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side